As filed with the U.S. Securities and Exchange Commission on August 15, 2025

Registration No. 333-288243

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NFT Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Office Q 11th Floor, Kings Wing Plaza 2,

No.1 Kwan Street, Sha Tin, New Territories

Hong Kong

Tel: +86-13061634962

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Joan Wu, Esq.

Hunter Taubman Fisher & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Tel: (212) 530-2208

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS DATED AUGUST 15, 2025

NFT Limited

Issuance of up to 9,253,262 Class A Ordinary Shares

This prospectus relates to the offer and sale, from time to time, of up to 9,253,262 Class A ordinary shares (“ordinary shares”) of NFT Limited (“NFT” or the “Company”) by the shareholders named in the section of this prospectus entitled “Selling Shareholder” (singularly, a “Selling Shareholder”; collectively, the ’Selling Shareholders”) that are issuable upon conversion of amounts outstanding (including principal and accrued interest thereon) under certain amended and restated convertible notes (the “Convertible Notes”) issued pursuant to a securities purchase agreement that we entered into with the Selling Shareholders on May 6, 2025, as amended on June 3, 2025 (the “Securities Purchase Agreement” or “SPA”). Under the Securities Purchase Agreement, the Company issued the Convertible Notes in the aggregate original principal amount of $20,000,000.00, convertible into Class A ordinary shares, $0.005 par value per share, of the Company, for $20,000,000.00 in aggregate gross proceeds. The Convertible Notes may be converted into 9,253,262 shares being offered by this prospectus, and if any portion of the Convertible Notes are converted into ordinary shares that are not being offered by this prospectus such ordinary shares will be restricted securities and may not be resold unless registered under the Securities Act of 1933, as amended, or such resale is exempt from such registration.

We are not selling any ordinary shares in this offering, and we will not receive any proceeds from the sale of shares by the Selling Shareholders.

Our ordinary shares are listed on the NYSE American under the symbol “MI”. On August 14, 2025, the last reported sale price of our ordinary shares on NYSE American was $3.05 per share, and as of the date of this prospectus, we had 5,065,150 ordinary shares outstanding.

The Selling shareholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities.

We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our subsidiaries in New York, Wyoming and Hong Kong.

As of the date of this prospectus, none of our subsidiaries are located in the People’s Republic of China (or the “PRC”). We do not have any operations or maintain any office in mainland China. The securities offered in this prospectus are securities of NFT Limited, the offshore holding company in the Cayman Islands. Holders of our securities do not directly own any equity interests in our operating subsidiaries.

One of our subsidiaries, Metaverse Digital Payment Co., Limited (“Metaverse HK”) was formed and operated in Hong Kong. This entity is engaged in digital payment service. While we do not have operations in mainland China, the legal and operational risks associated with having operations in the PRC also apply to having operations in Hong Kong. The Chinese regulatory authorities could disallow our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of our securities, including that it could cause the value of our securities to significantly decline or become worthless, please see “Risk Factors” in this prospectus.

We have no variable interest entities in our corporate structure. The following diagram illustrates our current corporate structure, which includes all of our subsidiaries as of the date of this prospectus:

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the “Trial Measures,” and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. According to the Notice on the Administrative Arrangements for the Filing of the Overseas Securities Offering and Listing by Domestic Companies from the CSRC, or “the CSRC Notice,” the domestic companies that have already been listed overseas before the effective date of the Trial Measures (namely, March 31, 2023) shall be deemed as existing issuers (the “Existing Issuers”). Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC for any subsequent offerings.

Based on laws and regulations currently in effect in the PRC as of the date of this prospectus, given that we currently do not have any business operations in mainland China, we believe that the Trial Measures do not apply to us and our offerings so that we are not required to file with the CSRC for any offerings, as advised by Hebei Meidong Law Firm, our counsel as to PRC law. However, if we and our Hong Kong subsidiaries are found noncompliant with the Trail Measures, we may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines.

We face various legal and operational risks and uncertainties as a company with partial operating in Hong Kong. While we do not have any operations or maintain any office in PRC, the legal and operational risks associated with having operations in the PRC apply to operations in Hong Kong. Our results of operations and financial condition may be materially and adversely affected by significant regulatory developments in the PRC. Actions by the PRC government can also significantly affect our business. See “Risk Factors-Risks Related to Doing Business in Hong Kong” in our Annual Report on Form 20-F for the year ended December 31, 2024, filed on April 30, 2025.

The PRC may also intervene or influence our operations in Hong Kong or elsewhere at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers in China, which could result in a material change in our operations and/or the value of our shares. For example, in recent years the PRC government, has enhanced regulation in areas such as anti-monopoly, anti-unfair competition, cybersecurity and data privacy. These laws and regulations can be complex and stringent, and many are subject to change and uncertain interpretations, which could result in claims, changes to our data and other business practices, regulatory investigations, penalties, increased cost of operations, or declines in customer growth or engagement, or otherwise affect our business. As a result, the trading prices of our securities could significantly decline or become worthless. Additionally, given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless. There are risks and uncertainties which we cannot foresee for the time being, and rules and regulations in China can change quickly with little or no advance notice. In addition, our auditor, Assentsure PAC (PCAOB ID: 6783), is headquartered in Singapore.

Since these rules, statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. Any failure of us to fully comply with new regulatory requirements may cause significant disruption to our business operations, materially and adversely affect our financial condition and results of operations, and cause our common stock to significantly decline in value or become worthless.

Substantially all of our assets will be located in Hong Kong and United States, and our officers and our present directors reside primarily in United States and mainland China. Specifically, one reside in United States, and the other are based in mainland China where they work remotely. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers based in mainland China or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of these directors and officers under Federal securities laws. We have been advised by our PRC legal counsel, Hebei Meidong Law Firm, according to its interpretation of the currently in-effect PRC laws and regulations, that it is uncertain (i) whether and on what basis a PRC court would enforce judgment rendered by a court in the United States based upon the civil liability provisions of U.S. federal securities laws; and (ii) whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws. As such, you may not be able to or may experience difficulties or incur additional costs in order to enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws in mainland China or bring original actions in mainland China based on U.S. federal securities laws. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States. As a result of all the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company. See “Enforceability of Civil Liability” for more details.

There are no cash flows and transfers of other assets by type that have occurred between the holding company and its subsidiaries. No dividends or distributions that a subsidiary has made to the holding company. No dividends or distributions made to U.S. investors. We maintain a cash management policy. There is no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer cash into or out of Hong Kong. For more information regarding our cash transfer situation, please refer to our consolidated financial statements and notes to the consolidated financial statements incorporated by reference in this prospectus from our other filings with the SEC. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated        , 2025.

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Neither we, nor the Selling Shareholders, have authorized any other person to provide you with different or additional information. Neither we, nor the Selling Shareholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The Selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the Selling Shareholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our ability to compete in an industry with low barriers to entry;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients, win primary agency sale bids, and further enhance our brand recognition; and

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	our ability to retain the services of Mr. Kuangtao Wang, our chief executive officer and chairman of the board of directors (“Board”), Mr. Jianguang Qian, our chief financial officer, and Mr. Doug Buerger, Mr. Guisuo Lu, and Mr. Ronggang (Jonathan) Zhang, our directors;

●	trends and competition in the advertising industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

Any forward looking statements contained in this prospectus are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results or financial condition will improve in future periods are subject to numerous risks. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” and in other sections of our Annual Report on Form 20-F for the year ended December 31, 2024 (the “2024 Annual Report”), including all amendments thereto, as filed with the Securities and Exchange Commission (SEC), as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	Our annual report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on April 30, 2025;

●	Form 6-K filed with the SEC on May 7, 2025;

●	Form 6-K filed with the SEC on May 16, 2025; and

●	the description of our Ordinary Shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 000-55500) filed with the Commission on August 26, 2015, including any amendment and report subsequently filed for the purpose of updating that description.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus.

Our filings with the SEC, and exhibits incorporated in and amendments to those reports, are available free of charge on our website (https://www.nftoeo.com/) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

Upon written or oral request, we will provide to each person to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus at no cost. If you would like a copy of any of these documents, at no cost, please write or call us at:

Office Q 11th Floor, Kings Wing Plaza 2,

No.1 Kwan Street, Sha Tin, New Territories

Hong Kong

Tel: +86-19145546614

Attention: Chief Executive Officer

Conventions Used in this Prospectus

Unless otherwise indicated or the context otherwise requires in this prospectus:

Currency, exchange rate, and other references, unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to “US$,” “$”, “dollars” and “U.S. dollars” are to the legal currency of the United States. References to “HK$” are to the Hong Kong dollars, the legal currency of Hong Kong. References to “Hong Kong” are to “Hong Kong, Special Administrative Region of the People’s Republic of China”.

Unless otherwise specified or required by context, references to “we,” “the Company”, “NFT Limited”, “our” and “us” refer collectively to (i) NFT Limited, (ii) the subsidiaries of NFT Limited, Takung DIGITAL TECHNOLOGY LIMITED (“NFT Digital”), Takung EXCHANGE LIMITED (“NFT Exchange ”) and its wholly owned Hong Kong subsidiary, METAVERSE DIGITAL PAYMENT CO., LIMITED (“Metaverse HK”), respectively.

We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our subsidiaries in New York, Wyoming and Hong Kong. Our business in Hong Kong use Hong Kong dollars, or HKD, the official currency of Hong Kong. Our consolidated financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in United States dollars. The dollar references regarding our business using HKD are based on the exchange rate of HKD to United States dollars (“$” or “US$”), determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ordinary shares discussed under “Risk Factors,” “Business,” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy the ordinary shares.

Overview

NFT Limited (the “Company”) is a holding company incorporated in Cayman Islands. Through our subsidiaries, we currently operate an electronic online platform located at https://www.nftoeo.com/ for artists, art dealers and art investors to offer and trade in ownership over valuable artwork in the form of non-fungible token or NFT. In addition, we also provide NFT consulting with respect to the strategic utilization of blockchain technology and NFT launch. Given our goal to create multiple potential revenue streams and continue to diverse the business model, we are also exploring NFT gaming business including sales of in-game characters NFTs and sales of membership packs.

The Company offers online listing and trading services that allow artists/art dealers/owners to access a much bigger art trading market where they can engage with a wide range of investors that they might not encounter without our platform. Our platform also invests in high-end and expensive artwork more accessible to ordinary people without substantial financial resources.

The Company, through its operating subsidiaries, generate revenue from services in connection with the offering and trading of artwork on its system, primarily consisting of trading commissions on the listing and trading of NFTs on our platform.

Takung Digital Technology Limited (“Takung Digital”) was incorporated in Albany, New York on December 13, 2021 and is a wholly-owned subsidiary of NFT Limited. This entity primarily provides administrative and technical supports for the development of NFT projects.

Takung Exchange Limited (“Takung Exchange”) was incorporated in Wyoming under the name “NFT Exchange Limited” on January 7, 2022 and is wholly owned by NFT Limited. On March 31, 2022, the registered name was changed to “Takung Exchange Limited. This entity facilitates the business and operation of the new Takung Exchange market.

Metaverse Digital Payment Co., Limited (“Metaverse HK”) was formed in Hong Kong on January 27, 2022, and is wholly owned by Takung Exchange. This entity is engaged in digital payment service.

On November 1, 2022, the Company, Hong Kong Takung and Hong Kong MQ (together with Hong Kong Takung, the “Targets”), and Fecundity Capital Investment Co., Ltd. (the “Purchaser”), entered into a certain share purchase agreement (the “Disposition SPA”). Pursuant to the Disposition SPA, the Purchaser agreed to purchase the Targets in exchange for cash consideration of $1,500,000 (the “Purchase Price”) (the “Disposition”). The closing of the Disposition is subject to certain closing conditions including the payment of the Purchase Price, the receipt of a fairness opinion from Access Partner Consultancy & Appraisals and the approval of the Company’s shareholders. It was closed on June 30, 2023 after subject to conditions of receiving full payment from the Purchaser by Takung Digital Exchange.

Our principal executive office is located at Office Q, 11th Floor, Kings Wing Plaza 2, No. 1, Kwan Street, Sha Tin, New Territories, Hong Kong.

History and Development of the Company

We were incorporated in Delaware under the name Cardigant Medical Inc. on April 17, 2009. Our initial business plan was focused on the development of novel biologic and peptide-based compounds and enhanced methods for local delivery of treatments for vascular diseases including peripheral artery disease and ischemic stroke.

Pursuant to the Stock Purchase Agreement dated as of July 31, 2014, Yong Li, an individual purchased a total of 22,185,230 (pre- Reverse Stock Split) restricted shares of common stock of the Company from a group of three former shareholders of the Company. In consideration for the shares, Mr. Li paid the sellers $399,344 in cash which came from his own capital. The sellers were Jerett A. Creed, the Company’s former Chief Executive Officer, Chief Financial Officer, director and formerly a controlling shareholder of the Company, the Creed Family Limited Partnership and Ralph Sinibaldi. The shares represented approximately 95% of the Company’s then issued and outstanding common stock. The sale was consummated on August 28, 2014. As a result of the transaction, there was a change in control of the Company.

On August 27, 2014, we entered into a Contribution Agreement with Cardigant Neurovascular. Pursuant to the Contribution Agreement, we assigned all our assets, properties, rights, title and interest used or held for use by our business, (except for certain excluded assets set forth therein) which was the treatment of atherosclerosis and plaque stabilization in both the coronary and peripheral vasculature using systemic and local delivery of large molecule therapeutics and peptide mimetics based on high density lipoprotein targets (“Cardigant Business”). In consideration for such contribution of capital, Cardigant Neurovascular agreed to assume all our liabilities raising from the Cardigant Business prior to the date of the Contribution Agreement and thereafter with regard to certain contributed contacts. We granted Cardigant Neurovascular an exclusive option for a period of 6 months to purchase the excluded assets for $1. Cardigant Neurovascular exercised this option October 20, 2014 and the excluded assets were assigned to Cardigant Neurovascular on October 20, 2014.

Also on October 20, 2014, we acquired the business of Hong Kong Takung through the acquisition of all the share capital of Hong Kong Takung under a Share Exchange Agreement dated September 23, 2014 in exchange for 209,976,000 (pre-Reverse Stock Split) newly-issued restricted shares of our common stock to the shareholders of Hong Kong Takung.

Hong Kong Takung is a limited liability company incorporated on September 17, 2012 under the laws of Hong Kong, Special Administrative Region, China. Although Hong Kong Takung was incorporated in late 2012, it did not commence business operations until late 2013.

As a result of the transfer of the excluded assets pursuant to the Contribution Agreement and the acquisition of all the issued and outstanding shares of Hong Kong Takung, we ceased the Cardigant Business and assumed Hong Kong Takung’s business operations.

On November 5, 2014, we filed a Certificate of Amendment to our Certificate of Incorporation with the Secretary of the State of Delaware to change our name from “Cardigant Medical Inc.” to “Takung Art Co., Ltd.”

On July 28, 2015, Hong Kong Takung incorporated a wholly owned subsidiary, Takung (Shanghai) Co., Ltd. (“Shanghai Takung”), in Shanghai Free-Trade Zone (SFTZ) in Shanghai, China, with a registered capital of $1 million. Shanghai Takung assists in Hong Kong Takung’s operations by receiving deposits from and making payments to online artwork Traders in mainland China on behalf of Hong Kong Takung. On January 27, 2016, Hong Kong Takung incorporated a wholly owned subsidiary, Takung Cultural Development (Tianjin) Co., Ltd (“Tianjin Takung”) in the Tianjin Free Trade Zone (TJFTZ) in Tianjin, China with a registered capital of $1 million. Tianjin Takung provides technology development services to Hong Kong Takung and Shanghai Takung, and also carries out marketing and promotion activities in mainland China. On May 8, 2020, Shanghai Takung was deregistered and its operations were merged with Tianjin Takung in order to save administrative costs. During 2021, Hong Kong Takung lost its control over the operation of Tianjin Takung and the assets, liabilities and results of operations of Tianjin Takung was deconsolidated.

On August 10, 2015, we filed a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse stock split of our issued and outstanding shares of common stock at a ratio of 1-for-25 (the “Reverse Stock Split”). Upon filing of the Certificate of Amendment, every twenty-five shares of the Company’s issued and outstanding common stock were automatically converted into one issued and outstanding share of common stock, without any change in par value per share. No fractional shares were issued as a result of the Reverse Stock Split. Shareholders who would otherwise be entitled to receive a fractional share were entitled to rounding up their fractional shares to the nearest whole number.

Hong Kong Takung Art Holdings Company Limited (“Takung Art Holdings”) was incorporated in Hong Kong on July 20, 2018 and operates as a holding company to operate an e-commerce platform for offering, selling and trading whole pieces of artwork instead of units of artwork. Takung Art Holdings was deregistered on April 29, 2020 due to deregistration of Art Era Internet Technology (Tianjin) Co., Ltd.

Art Era Internet Technology (Tianjin) Co., Ltd (“Art Era”), formed in Tianjin on September 7, 2018, is a directly wholly owned subsidiary of Takung Art Holdings, and formed as a limited liability company with a registered capital of $2 million located in the Pilot Free Trade Zone in Tianjin. Art Era mainly focuses on developing our e-commerce platform for art. Art Era was deregistered on June 18, 2019 due to Company’s plan to put off the e-commerce platform development.

Hong Kong MQ Group Limited (“Hong Kong MQ”) was formed in Hong Kong on November 27, 2018 and currently has no operations. On June 19, 2019, as a result of a private transaction, one (1) share of common stock of Hong Kong MQ was transferred from Ms. Hiu Ngai Ma to the Company. The net asset of Hong Kong MQ was $nil as of the acquisition date. The consideration paid for the ownership transfer, which represent 100% of the issued and outstanding share capital of Hong Kong MQ, was $0.13 (HK$1). Hong Kong MQ became a direct wholly-owned subsidiary of the Company.

MQ (Tianjin) Enterprise Management Consulting Co., Ltd (“Tianjin MQ”) was incorporated in Tianjin, PRC on July 9, 2019 and is a directly wholly owned subsidiary of Hong Kong MQ. It was established as a limited liability company with a registered capital of $100,000 located in the Pilot Free Trade Zone in Tianjin. Tianjin MQ was expected to focus on exploring business opportunities. As a result of the Company’s effort in streamlining its operations, Tianjin MQ was deregistered on August 10, 2020. As of the date of this prospectus, we do not have any operations or maintain any office in mainland China.

NFT Digital was incorporated in Albany, New York on December 13, 2021 and is a wholly-owned subsidiary of Takung. This entity primarily provides administrative and technical supports for the development of NFT projects.

NFT Exchange was incorporated in Wyoming under the name “NFT Exchange Limited” on January 7, 2022 and is a wholly owned by Takung. On March 31, 2022, the registered name was changed to “NFT Exchange Limited”. This entity facilitates the business and operation of the new NFT exchange market.

Metaverse HK was formed in Hong Kong on January 27, 2022, and is wholly owned by NFT Exchange. This entity is engaged in digital payment service.

On November 1, 2022, Takung Art Co., Ltd., Hong Kong Takung Art Company Limited (“Hong Kong Takung”) and Hong Kong MQ Group Limited (“Hong Kong MQ”, together with Hong Kong Takung, the “Targets”), the Company’s wholly owned subsidiaries, and Fecundity Capital Investment Co., Ltd. (the “Purchaser”), entered into a certain share purchase agreement (the “Disposition SPA”). Pursuant to the Disposition SPA, the Purchaser agreed to purchase the Targets in exchange for cash consideration of $1,500,000 (the “Purchase Price”). Upon the closing of the transaction (the “Disposition”) contemplated by the Disposition SPA, the Purchaser became the sole shareholder of the Targets and as a result, assumed all assets and liabilities of all the subsidiaries and VIE entities owned or controlled by the Targets. The closing of the Disposition was subject to certain closing conditions including the payment of the Purchase Price, the receipt of a fairness opinion from Access Partner Consultancy & Appraisals and the approval of the Company’s shareholders. On July 1, 2023 it was closed after satisfying all closing conditions including receiving $1,500,000 from the Purchase by Exchange Digital Limited.

On November 1, 2022, Takung Art Co., Ltd. entered into an Agreement and Plan of Merger (the “Merger Agreement”), as amended and restated on December 15, 2022 and September 5, 2023 with NFT Limited, a Cayman Islands exempted company and a wholly owned subsidiary of the Takung Art Co., Ltd. Pursuant to the Merger Agreement, among other things, the Takung Art Co., Ltd. merged with and into the Company, with the Company continuing as the surviving entity (the “Redomicile”). The Redomicile was approved by Takung Art Co., Ltd. and the Company’s shareholders on May 25, 2023 and became effective on September 18, 2023 (the “Effective Time”).

From and after the Effective Time, each share of the Takung Art Co., Ltd. ’s stock, either common stock or preferred stock issued and outstanding prior to the Effective Time (excluding certain excluding shares and dissenting shares, if any) were automatically converted into Class A Ordinary Shares of the Company on pro rata basis. Each share of NFT Limited held immediately prior to the Effective Time by Takung Art Co., Ltd. was automatically cancelled and no payment was made with respect thereto. Takung Art Co Ltd. ceased to exist on August 22, 2023 as evidenced by the State of Delaware Certificate of Merger for a domestic corporation merging into a foreign corporation.

Corporate Structure

We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our subsidiaries in New York, Wyoming and Hong Kong.

As of the date of this prospectus, none of our subsidiaries are located in the People’s Republic of China (or the “PRC”). We do not have any operations or maintain any office in mainland China. The securities offered in this prospectus are securities of NFT Limited, the offshore holding company in the Cayman Islands. Holders of our securities do not directly own any equity interests in our operating subsidiaries.

One of our subsidiaries, Metaverse Digital Payment Co., Limited (“Metaverse HK”) was formed and operated in Hong Kong. This entity is engaged in digital payment service. While we do not have operations in mainland China, the legal and operational risks associated with having operations in the PRC also apply to having operations in Hong Kong. The Chinese regulatory authorities could disallow our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of our securities, including that it could cause the value of our securities to significantly decline or become worthless, please see “Risk Factors” in this prospectus.

We have no variable interest entities in our corporate structure. The following diagram illustrates our current corporate structure, which includes all of our subsidiaries as of the date of this prospectus:

Summary of Financial Position and Cash Flows

The consolidated financial statements included in this prospectus reflect financial position and cash flows of the registrant, Cayman Islands incorporated parent company, NFT Limited, together with those of its subsidiaries, on a consolidated basis. The tables below are condensed consolidating schedules summarizing separately the financial position and cash flows of the registrant, Cayman Islands incorporated parent company, NFT Limited and its subsidiaries, together with eliminating adjustments:

Consolidated Statements of Operations Information

NFT LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Stated in U.S. Dollars except Number of Shares)

	December 31,	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$82,272,479	$61,750,809
Restricted cash	4,351,692	4,306,519
Other current assets, net	-	6,834,769
Loan receivables	-	800,000
Total current assets	86,624,171	73,692,097

Non-current assets
Non-marketable investment, net	-	-
Total non-current assets	-	-
Total assets	$86,624,171	$73,692,097

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Accrued expenses and other payables	$1,357,964	$3,259,319
Advance from customers	4,351,692	4,306,519
Warrant liability	-	4,971,869
Tax payable	15,004	350,752
Total current liabilities	5,724,660	12,888,459

Total liabilities	5,724,660	12,888,459

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS’ EQUITY
Common stock (90,000,000 Class A shares authorized; $0.005 par value;5,065,150 shares issued and outstanding as of December 31, 2024; 1,399,675 shares issued and outstanding as of December 31, 2023*)	25,326	38,491
Additional paid-in capital	109,539,147	95,726,623
Accumulated deficit	(28,664,962)	(34,961,476)
Accumulated other comprehensive loss	-	-
Total shareholders’ equity	80,899,511	60,803,638
Total liabilities and shareholders’ equity	$86,624,171	$73,692,097

*	All shares and per share data have been retroactively restated to reflect reverse stock split effected on March 19, 2024 onwards.

The accompanying notes are an integral part of these consolidated financial statements

NFT LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(Stated in U.S. Dollars except Number of Shares)

	For the Year Ended December 31,	For the Year Ended December 31,	For the Year Ended December 31,
	2024	2023	2022
Revenue
Commission	$740,701	$2,153,515	$3,403,536
Revenue	740,701	2,153,515	3,403,536

Cost of revenue	(192,048)	(556,590)	(782,790)
Gross profit	548,653	1,596,925	2,620,746

Operating expenses
General and administrative expenses - continuing operations	(1,454,919)	(2,473,600)	(2,708,499)
General and administrative expenses - discontinued operations	-	(21,946)	(712,414)
Non-marketable investment impairment	-	-	(9,296,754)
Total operating expenses - continuing operations	(1,454,919)	(2,473,600)	(12,005,253)
Total operating expenses - discontinued operations	-	(21,946)	(712,414)
Loss from continuing operations	(906,266)	(876,675)	(9,384,507)

Other income and expenses:
Interest income and bank charges	227,468	1,003,140	(786)
Sundry income	649	-	-
Gain/(Loss) on change of fair value of warrant liabilities	6,638,916	(1,736,512)	-
Other income and expense
Other (expenses)/income - continuing operations	6,867,033	(733,372)	(786)
Other (expenses)/income - discontinued operations	-	-	-
Total other (expenses) income	6,867,033	(733,372)	(786)

Gain/(Loss) before income taxes from continuing operations	5,960,767	(1,610,047)	(9,385,293)

Income tax credit/(expense)	335,748	(94,947)	(255,805)

Net profit/(loss) from continuing operations	6,296,515	(1,704,994)	(9,641,098)

Loss from discontinued operations, net of income taxes:
Gain on disposal of subsidiaries	-	6,930,504	-
Profit/(Loss) from discontinued operations	-	(21,946)	(712,414)
Income tax expense	-	-	-
Net profit/(loss) from discontinued operations	-	6,908,558	(712,414)
Net profit/(loss)	6,296,515	5,203,564	(10,353,512)

Foreign currency translation adjustment	-	(9,858)	(16,397)

Comprehensive income/(loss)	$6,296,515	$5,193,706	$(10,369,909)

Loss from continuing operations per share of common stock - basic	$1.53	$(2.61)	$(19.44)
Loss from continuing operations per share of common stock - diluted	$1.53	$(2.61)	$(19.44)
Loss from discontinued operations per share of common stock - basic	$0.00	$10.56	$(1.44)
Loss from discontinued operations per share of common stock - diluted	$0.00	$5.56	$(1.44)

Weighted average number of common stock outstanding - basic	4,104,283	654,419	495,877
Weighted average number of common stock outstanding - diluted	4,104,283	1,243,186	495,877

On March 18, 2024, the Company held its 2024 general meeting of shareholders and approved the reverse share split of all of the Company’s ordinary shares at an exchange ratio of one-for-fifty (1:50). The weighted average number of common stock outstanding for 2022, both for basic and diluted, consolidated from 24,793,842 shares into 495,877 shares.

The accompanying notes are an integral part of these consolidated financial statements.

Management Discussion & Analysis

Overview

We, through our wholly owned subsidiary, Metaverse HK, operate an electronic online platform located at https://www.nftoeo.com/for artists, art dealers and art investors to offer and trade valuable artwork. We offer online listing and trading services that allow artists, art dealers and owners to access a much bigger art trading market where they can engage with a wide range of investors that they might not encounter without our platform. Our platform also makes investment in high-end and expensive artwork more accessible to ordinary people without substantial financial resources.

We generate revenue from our services in connection with the offering and trading of artwork on our system, primarily consisting of trading commissions on NFT projects.

The Company’s NFT business outlook can be described in several aspects below.

NFT Market Insights

The NFT market continues evolving beyond speculative trading, with growing emphasis on utility-driven applications-notably in gaming (play-to-earn 3.0 models), tokenized real-world assets (RWAs), and AI-generated dynamic NFTs. Ethereum remains dominant but faces scaling competition from Solana and Layer 2 solutions like Arbitrum, which now host 35% of new NFT projects. Regulatory scrutiny is intensifying, particularly the SEC’s focus on NFT fractionalization as potential securities. Meanwhile, blue-chip collections (e.g., Bored Ape Yacht Club) have stabilized at 60% below 2022 peaks, while niche sectors like music royalties and decentralized physical infrastructure (DePIN) NFTs are gaining traction. Brands are shifting from one-off drops to subscription-based NFT memberships, with Starbucks Odyssey and Nike’s . Swoosh leading adoption. Liquidity remains a challenge, with overall trading volumes down 40% YoY despite rising institutional participation.

The NFT market has undergone significant transformation since its 2021 peak, with current trends showing:

Global NFT market size: 15.2 billion (2023), projected to reach21.6 billion by 2025 (CAGR of 19.3%). Trading volume: $8.7 billion in Q1 2024, down from peak levels but showing stabilization. Active wallets: ~350,000 daily active NFT wallets (down from 2022 highs but more sustainable).

New business types

A.	Providing consulting services such as artwork valuation/appreciation potential

Avoiding poor offline communication and incomplete information, tapping into the needs of users and providing comprehensive consulting services on topics such as labor cost, artist influence, artistic value of works, and channels for obtaining works, which not only serves customers but also creates value for the company.

B.	NFT trading service

The Company is building a fully functional NFT trading platform, which has been in operation and generating revenue since June 2022. The platform is designed to include the categories of digital works such as artwork, music videos, collectibles, game props, sports, metaverse, virtual world, social tokens, and meet the needs of various users as much as possible. It is able to realize the whole business process of user registration-certification-work uploading-work casting-work trading. In the transaction process, the Company extracts a portion of the processing fee (including token minting, first sale, and second sale) to create value.

New Strategic Direction

The Company is committed to creating an original digital platform that integrates games, artworks, domain names, insurance, collectibles, virtual assets, real assets, identity and other fields, and changes the market status of traditional industries through its own efforts. Strategic goals: basic platform building-targeted population entry-providing services (consulting services, transaction services, advertising services)-optimizing the platform and expanding the scope of services-full service.

Competitor analysis

Opensea is an NFT market exchange. It has more than 20,000 users. Compared with projects in the popular decentralized finance (“DeFi”) field, it is second only to Uniswap, kyber and Compound, and higher than maker, 0x, etc. As a trading platform with a relatively high status in the NFT field, OpenSea has a complete range of collections, equivalent to Taobao in the NFT world. At present, the trading market of OpenSea has nearly 40,000 users, and the monthly transaction volume exceeds 5 million US dollars. Coinbase’s new NFT platform hits 1.4 million signups.

The Coinbase platform has an active population of 50,000 users. The service rates for each service are as follows: 1. Rarible’s minting fees are borne by the creators themselves, and the royalties are also set by the creators themselves, with default amounts of 10%, 20% and 30%. 2. VIV3’s NFT minting costs and profits come from the 12.5% service fee it collects on the first and second sales. 3. OpenSea does not need gas fee to mint NFT. 4. Rarible charges a 2.5% service fee on the first sale. On the SuperRare platform, a 15% commission is charged on the first sale and a 3% fee (paid by the buyer) is charged on the second sale.

Our headquarters are located in Hong Kong, Special Administrative Region, People’s Republic of China and we conduct our business primarily in the United States and Hong Kong through a global online platform. Our principal executive offices are located at Office Q, 11th Floor, Kings Wing Plaza 2, No. 1, Kwan Street, Shatin, New Territory, Hong Kong.

Competitive Advantages

The advantages of the Company in the NFT transaction and blockchain market are as follows:

Innate industry advantages

In recent years, digital artworks of NFT technology based on blockchain technology are becoming popular assets. The NFT online platform the Company built can effectively solve the current situation such as unclear ownership of property, difficulty in distinguishing authenticity and low efficiency of artwork circulation. Convert business development from offline to online operation, so that the value of digital works can be freely circulated online.

Advantages of the core management team

The core team members of the Company have experience in blockchain technology development and NFT trading platform operation, which can ensure a smoother development and business operation in the later stage.

NFT’s platform advantages

The currently developed and launched NFT online trading platform supports multi-category product uploads, including: Digital art, Digital oil painting, Produced by Gallery, Personal products, Artist signature, Oil on canvas, Print, Paper ink, Device, Comprehensive media, Derivative, and It will be continuously enriched and improved according to customer interests. The NFT trading platform has stable performance, high security and easy to maintain. At the front end of the system, the Company will continuously improve the operability and user experience of the system focusing on improving the user experience.

Technical advantages

The Company’s digital works exchange platform that has been launched is built by a professional technical team. Each technician has rich industry experience, can work under a short development cycle or high pressure, and has a number of relevant industry benchmarking projects experience. The capability of the technical team ensures the strong technical support in the later system optimization and iterative update.

Marketing advantages

The Company has a professional marketing team. After the platform goes online, it can be promoted online and offline simultaneously, so as to quickly increase the popularity of the platform, and use professional marketing solutions to attract more creators and demanders to join in the platform.

Cash and Other Assets Transfers within our Organization

There are no cash flows and transfers of other assets by type that have occurred between the holding company and its subsidiaries. No dividends or distributions that a subsidiary has made to the holding company. No dividends or distributions made to U.S. investors.

We maintain a cash management policy that dictates how and when funds are transferred or distributed. Our policy outlines its purpose, scope, and objectives related to cash management. It identifies the parties responsible for cash management and their duties regarding fund transfers. The policy also establishes general principles for key management areas, including bank accounts, investment of surplus cash, petty cash, internal controls, and digital assets, as well as requirements regarding policy review.

Specifically, the Company’s finance department and treasury function staff are responsible for managing fund transfers. The finance department maintains accurate records of all cash inflows and outflows, prepares and updates short-term and long-term cash flow forecasts, reviews daily bank balances, recommends investment or borrowing actions, and ensures the timely reconciliation of all bank accounts. Treasury function staff submit forecasts of expected cash needs to the finance department and obtain prior approval for significant cash expenditures. Additionally, treasury staff are responsible for executing investments of surplus funds according to approved guidelines, managing banking relationships, and ensuring compliance with cash-related covenants and regulations.

Metaverse HK is permitted under the laws of Hong Kong to transfer cash to the Company and other subsidiaries, across borders, and to U.S. investors, including providing funding to NFT Exchange, a wholly owned subsidiary of the Company in Wyoming, through dividend distribution without restrictions on the amount of the funds. However, there is no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer cash into or out of Hong Kong. We and our subsidiaries currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Metaverse HK is the only subsidiary in Hong Kong. Since Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. The laws and regulations of the PRC do not currently have any material impact on transfer of cash from Metaverse HK to NFT Exchange or from Metaverse HK to the Company and the investors in the U.S. However, there is no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer cash into or out of Hong Kong.

According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution or other distributable reserves. Dividends cannot be paid out from share capital.

There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HKD into foreign currencies and the remittance of currencies out of Hong Kong. See “Dividend Policy” under item 8 in our Annual Report on Form 20-F for the year ended December 31, 2024, filed on April 30, 2025.

Permissions or Approvals Required from the PRC Authorities

As of the date of prospectus, on the basis that we currently do not have any business operations in mainland China, Hebei Meidong Law Firm, our counsel as to PRC law, has advised us that we are not required to obtain approvals from the PRC authorities to operate our business or list on the U.S. exchanges and offer or continue to offer securities; specifically, we are currently not required to obtain any permission or approval and are not covered by permission requirements from the CSRC, the Cyberspace Administration of China (CAC) or any other PRC governmental authority to operate our business or to list our securities on a U.S. securities exchange or issue securities to foreign investors. However, if we and our Hong Kong subsidiary (i) does not receive or maintain such approval, should the approval be required in the future by the PRC government, (ii) inadvertently concludes that such approval is not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such approval in the future, our operations and financial condition could be materially adversely affected, and our ability to offer or continue to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and become worthless.

Holding Foreign Company Accountable Act

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. In June 2021, the Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if signed into law, would reduce the time period for the delisting of foreign companies under the HFCAA to two consecutive years instead of three years. If our auditor cannot be inspected by the Public Company Accounting Oversight Board, or the PCAOB, for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On December 29, 2022, the Consolidated Appropriations Act, was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. Our auditor is registered with the PCAOB and is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor, Assentsure PAC, is headquartered in Singapore, not mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. Therefore, our auditor is not currently subject to the determinations announced by the PCAOB on December 16, 2021, and it is currently subject to the PCAOB inspections.

While our auditor is based outside mainland China and Hong Kong, and is registered with the PCAOB and has been inspected by the PCAOB on a regular basis, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the our securities to be prohibited under the HFCA Act, and ultimately result in a determination by a securities exchange to delist our securities. In addition, the recent developments would add uncertainties to the listing and trading of our ordinary shares and we cannot assure you whether NYSE American or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. It remains unclear what the SEC’s implementation process related to the above rules will entail or what further actions the SEC, the PCAOB or NYSE American will take to address these issues and what impact those actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, the above amendments and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our ordinary shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement or being required to engage a new audit firm, which would require significant expense and management time.

On August 26, 2022, the PCAOB signed a Statement of Protocol (the “SOP”) Agreements with the CSRC and China’s Ministry of Finance. The SOP Agreement, together with two protocol agreements (collectively, “SOP Agreements”), governs inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Delisting of our ordinary shares would force holders of our ordinary shares to sell their ordinary shares. The market price of our ordinary shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, as well as negative investor sentiment towards, companies with significant operations in China that are listed in the United States, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance. . See “Although the audit report included in this annual report is prepared by U.S. auditors who are currently not inspected by the Public Company Accounting Oversight Board (the “PCAOB”), there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as NYSE American, may determine to delist our securities. Furthermore, on December 29, 2022, the Consolidated Appropriations Act, was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.” on page 27.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a U.S. domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We intend to comply with the NYSE corporate governance rules applicable to foreign private issuers, which permit us to follow certain corporate governance rules that conform to the Cayman Islands requirements in lieu of many of the NYSE corporate governance rules applicable to U.S. companies. As a result, our corporate governance practices may differ from those you might otherwise expect from a U.S. company listed on NYSE.

Summary of Significant Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A ordinary shares. Below please find a summary of the significant risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk factors” on page 16 of this prospectus as well as beginning on page 1 of the 2024 Annual Report, which is incorporated here by reference.

●	The Hong Kong legal system embodies uncertainties which could limit the legal protections available to you and us. (see “The Hong Kong legal system embodies uncertainties which could limit the legal protections available to you and us” on page 24 of this prospectus);

●	It will be difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in Hong Kong. (see “It will be difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in Hong Kong” on page 24 of this prospectus);

●	We may have difficulty establishing adequate management, legal and financial controls in Hong Kong, which could impair our planning processes and make it difficult to provide accurate reports of our operating results. (see “We may have difficulty establishing adequate management, legal and financial controls in Hong Kong, which could impair our planning processes and make it difficult to provide accurate reports of our operating results” on page 24 of this prospectus);

●	Although we and our subsidiaries are not based in mainland China and we have no operations in mainland China, the PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over overseas offerings and listings and/or foreign investment in issuers like ourselves. It may result in a material adverse change in our Hong Kong subsidiaries’ operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless, which would materially affect the interests of the investors. (see “Although we and our subsidiaries are not based in mainland China and we have no operations in mainland China, the PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over overseas offerings and listings and/or foreign investment in issuers like ourselves. It may result in a material adverse change in our Hong Kong subsidiaries’ operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless, which would materially affect the interests of the investors” on page 25 of this prospectus);

●	There remain some uncertainties as to whether we will be required to obtain approvals from Chinese authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. (see “There remain some uncertainties as to whether we will be required to obtain approvals from Chinese authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval” on page 25 of this prospectus);

●	Although the audit report included in this annual report is prepared by U.S. auditors who are currently not inspected by the Public Company Accounting Oversight Board (the “PCAOB”), there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as NYSE American, may determine to delist our securities. Furthermore, on December 29, 2022, the Consolidated Appropriations Act, was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. (see “Although the audit report included in this annual report is prepared by U.S. auditors who are currently not inspected by the Public Company Accounting Oversight Board (the “PCAOB”), there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as NYSE American, may determine to delist our securities. Furthermore, on December 29, 2022, the Consolidated Appropriations Act, was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two” on page 27 of this prospectus);

●	The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiaries. (see “The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiaries” on page 29 of this prospectus);

●	There are political risks associated with conducting business in Hong Kong. (see “There are political risks associated with conducting business in Hong Kong” on page 30 of this prospectus);

●	We may be affected by the currency peg system in Hong Kong. (see “We may be affected by the currency peg system in Hong Kong” on page 31 of this prospectus);

●	We may rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. (see “We may rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business” on page 31 of this prospectus);

●	We are transitioning our business from a PRC based business to being internationally operated. Our business plan is at its early stage of development. (see “We are transitioning our business from a PRC based business to being internationally operated. Our business plan is at its early stage of development” on page 16 of this prospectus).

Corporate Information

Our principal executive office is located at Office Q, 11th Floor, Kings Wing Plaza 2, No. 1, Kwan Street, Sha Tin, New Territories, Hong Kong. Our telephone number is +86-19145546614. We maintain a website at https://www.nftoeo.com/ that contains information about our Company, though no information contained on our website is part of this prospectus. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus. Our annual reports on Form 20-F and reports on Form 6-K filed with the SEC are available, as soon as practicable after filing, at the investors’ page on our corporate website, or by a direct link to its filings on the SEC’s free website.

THE OFFERING

Ordinary shares offered by Selling Shareholders	Up to 9,253,262 ordinary shares

Selling Shareholders	See “Selling Shareholders”

Ordinary shares outstanding prior to the offering	5,065,150 ordinary shares

Ordinary shares outstanding after the offering	Up to 14,318,412 ordinary shares

Discount for shares underlying Convertible Notes	The Convertible Notes have been convertible by the Selling Shareholders since June 16, 2025, which is one (1) month after the date the Purchase Price was delivered by the Lender to the Borrower (the “Purchase Price Date”). The conversion price is $2.1614 per share.

Use of proceeds	We will not receive any proceeds from the sale of shares by the Selling Shareholders. As of the date hereof, we have received $20,000,000 from the sale of Convertible Notes to the Selling Shareholders, under the Securities Purchase Agreement from the closing. These proceeds will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest. As of the date of this prospectus, we cannot specify with certainty the particular use for the net proceeds we may receive. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

NYSE American trading symbol	MI

Risk factors	See “Risk Factors” and other information included in this prospectus for discussions of the risks relating to investing in the ordinary shares. You should carefully consider these risks before deciding to invest in the ordinary shares.

Transfer Agent

The transfer agent and registrar for our Ordinary Shares is Vstock Transfer LLC, located at Woodmere, NY. Their mailing address 18 Lafayette Place, Woodmere, NY 11598. Their phone number is (212) 828-8436.

Dividend policy	We have never paid or declared any cash dividends on our shares, and we do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. See “Dividend Policy.”

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. Before deciding whether to invest in our ordinary share, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes, and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, as amended to date, and in our subsequent filings with the SEC. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our ordinary shares if you can bear the risk of loss of your entire investment.

RISKS RELATED TO OUR BUSINESS AND FINANCIAL CONDITION

We are transitioning our business from a PRC based business to being internationally operated. Our business plan is at its early stage of development.

Starting from summer of 2021, we started to expand our business to provide block chain based consulting services to the companies engaged in releasing NFT and related businesses. In November 2021, the artwork unit trading platform operated by Tianjin Takung was suspended by the local authority as a result of the regulatory scrutiny by PRC governments on digital asset related business started. Since beginning of 2022, we made strategic decision to diversify our revenue stream while focusing on utilizing NFT related technologies.

Although our management believes that our current business strategy has significant potential, our Company may never attain profitable operations and our management may not succeed in realizing its business objectives. If it is not able to execute our business strategy as anticipated, the Company may not be able to achieve profitability, and our business and financial condition may be adversely affected.

There are uncertainties in the Chinese regulatory framework of internet payment and related financial system which may cause obstacles for our service of clients based in mainland China.

As of December 31, 2024, $4,351,692 of our cash was categorized as restricted cash as it is from client advance payments held at the bank which are not company-owned but held in trust for clients. The restrictions prevent us from using these funds for operations, and we cannot predict when such restrictions will be lifted.

Risks associated with cash deposited at the Silkroad International Bank

As of December 31, 2024, we have $86,623,643 in cash deposited with the Silkroad International Bank.

The Central Bank of Djibouti (BCD) regulates the banking sector and has implemented measures to strengthen the financial system, such as increasing capital requirements and improving liquidity ratios. However, there is no specific mention of a formal deposit insurance system that protects depositors in case of bank failures. Therefore we do not believe there is any insurance for the cash deposited with the Silkroad International Bank.

Silkroad International Bank has indicated that (1) The Central Bank of Djibouti (BCD) faces periodic shortages of foreign currency reserves, which may restrict our ability to convert local Djiboutian francs (DJF) into USD or other foreign currencies, repatriate funds to international subsidiaries or partners, and settle cross-border transactions in a timely manner, which could disrupt cash flow, delay vendor payments, and hinder operational flexibility; and (2) Djibouti maintains stringent foreign exchange regulations, including:

●	Approval Requirements: Large transfers or conversions may require BCD authorization, causing delays.

●	Prioritization of Essential Imports: The BCD may prioritize sectors like food and energy, limiting access to forex for non-essential businesses (e.g., consulting services).

●	Unclear Transfer Limits: Bank of Djibouti staff have indicated unspecified caps on outward transfers, increasing uncertainty.

These restrictions will result in significant negative impact to our ability to operate and execute our business plan.

The global economy and the financial markets may negatively affect our business and clients, as well as the supply of and demand for works of art.

Our business is affected by global, national and local economic conditions since the services we provide are discretionary and we depend, to a significant extent, upon a number of factors relating to discretionary consumer spending in Hong Kong, mainland China and around the world. These factors include economic conditions and perceptions of such conditions by Traders, employment rates, the level of Traders’ disposable income, business conditions, interest rates, availability of credit and levels of taxation in regional and local markets. There can be no assurance that our services will not be adversely affected by changes in general economic conditions in Hong Kong, mainland China and globally.

The art market is influenced over time by the overall strength and stability of the global economy and the financial markets, although this correlation may not be immediately evident. In addition, political conditions and world events may affect our business through their effect on the economies, as well as on the willingness of potential buyers and sellers to invest and sell art in the wake of economic uncertainty.

A decline in trading volumes will decrease our trading revenues.

Trading volumes are directly affected by economic, political and market conditions, broad trends in business and finance, unforeseen market closures or other disruptions in trading, the level and volatility of interest rates, inflation, changes in price levels of artworks and the overall level of investor confidence. In recent years, trading volumes across our markets have fluctuated depending on market conditions and other factors beyond our control. Because a significant percentage of our revenues are tied directly to the trading volumes on our markets, a general decline in trading volumes would lower revenues and may adversely affect our operating results. Declines in trading volumes have also impacted our market share or pricing structures and adversely affected our business and financial condition.

Our NFT platform may not be successful and may expose us to legal, regulatory, and other risks. Given the nascent and evolving nature of cryptocurrencies, NFTs, and our NFT platform, we may unable to accurately anticipate or adequately address such risks or the potential impact of such risks. The occurrence of any such risks could materially and adversely affect our business, financial condition, results of operations, reputation, and prospects.

In July 2021, the Company focused on a new direction with three initiatives to develop blockchain and NFT related businesses, including consultancy service, NFT marketplace and blockchain-based online games. NFTs are digital assets recorded on a blockchain ledger for verification of authenticity and ownership of a unique digital asset, such as artwork. Given the increased scrutiny of digital assets as well as cryptocurrencies for regulatory and anti-money laundering purposes, it is possible that the United States and other jurisdictions will engage in increased scrutiny and regulation of NFTs and our business. While NFTs and cryptocurrencies are similar in that both are based on blockchain technology, unlike cryptocurrency units, which are fungible, NFTs have unique identification codes and represent content on the blockchain. The record of ownership of the NFT, which establishes authenticity and may also carry other rights, cannot be duplicated. As NFTs are a relatively new and emerging type of digital asset, the regulatory, commercial, and legal framework governing NFTs (as well as cryptocurrencies) is likely to evolve both in the United States and internationally and implicates issues regarding a range of matters, including, but not limited to, intellectual property rights, privacy and cybersecurity, fraud, anti-money laundering, sanctions, and currency, commodity, and securities law implications.

For example, NFTs raise various intellectual property law considerations, including adequacy and scope of assignment, licensing, transfer, copyright, and other right of use issues. The creator of an NFT will often have all rights to the content of the NFT and can determine what rights to assign to a buyer, such as the right to display, modify, or copy the content. To the extent we are directly or indirectly involved in a dispute between creators and buyers on our NFT trading platform, it could materially and adversely affect the success of our NFT platform and harm our business and reputation. NFTs, and our NFT platform, may also be an attractive target for cybersecurity attacks. For example, a perpetrator could seek to obtain the private key associated with a digital wallet holding an NFT to access and sell the NFT without valid authorization, and the owner of the NFT may have limited recourse due to the nature of blockchain transactions and of cybercrimes generally. NFT marketplaces, including our NFT platform, may also be vulnerable to attacks where an unauthorized party acquires the necessary credentials to access user accounts. The safeguards we have implemented or may implement in the future to protect against cybersecurity threats may be insufficient. If our NFT platform were to experience any cyberattacks, it could negatively impact our reputation and market acceptance of our platform.

NFTs, and our NFT platform, may also be subject to regulations of the Financial Crimes Enforcement Network (“FinCEN”) of the U.S. Department of Treasury and the Bank Secrecy Act. Further, the Office of Foreign Assets Controls (“OFAC”) has signaled sanctions could apply to digital transactions and has pursued enforcement actions involving cryptocurrencies and digital asset accounts. The nature of many NFT transactions also involve circumstances which present higher risks for potential violations, such as anonymity, subjective valuation, use of intermediaries, lack of transparency, and decentralization associated with blockchain technology. In addition, the Commodity Futures Trading Commission has stated that cryptocurrencies, with which NFTs have some similarities, fall within the definition of “commodities.” If NFTs were deemed to be a commodity, NFT transactions could be subject to prohibitions on deceptive and manipulative trading or restrictions on manner of trading (e.g., on a registered derivatives exchange), depending on how the transaction is conducted. Moreover, if NFTs were deemed to be a “security,” it could raise federal and state securities law implications, including exemption or registration requirements for marketplaces for NFT transactions, sellers of NFTs, and the NFT transactions themselves, as well as liability issues, such as insider trading or material omissions or misstatements, among others. NFT transactions may also be subject to laws governing virtual currency or money transmission. For example, New York has legislation regarding the operation of virtual currency businesses. NFT transactions also raise issues regarding compliance with laws of foreign jurisdictions, many of which present complex compliance issues and may conflict with one another. Our launch and operation of our NFT platform expose us to the foregoing risks, among others, any of which could materially and adversely affect the success of our NFT platform and harm our business, financial condition, results of operations, reputation, and prospects.

As the market for NFTs is relatively nascent, it is difficult to predict how the legal and regulatory framework around NFTs will develop and how such developments will impact our business and our NFT platform. Further, market acceptance of NFTs is uncertain as buyers may be unfamiliar or uncomfortable with digital assets generally, how to transact in digital assets, or how to assess the value of NFTs. The launch of our NFT platform also subjects us to risks similar to those associated with any new platform offering, including, but not limited to, our ability to accurately anticipate market demand and acceptance, our ability to successfully launch our new NFT platform offering, creator and buyer acceptance, technical issues with the operation of our new NFT platform, and legal and regulatory risks as discussed above. We believe these risks may be heightened with respect to our NFT platform, as NFTs are still considered a relatively novel concept. If we fail to accurately anticipate or manage the risks associated with our NFT platform or with our facilitation of cryptocurrency transactions, or if we directly or indirectly become subject to disputes, liability, or other legal or regulatory issues in connection with our NFT platform or cryptocurrency transactions, our NFT platform may not be successful and our business, financial condition, results of operations, reputation, and prospects could be materially harmed.

Our facilitation of transaction in digital works on our NFT platform exposes us to risks under U.S. and foreign tax laws.

Although under U.S. federal tax laws, cryptocurrencies are currently considered property versus currency, we are obligated to report transactions involving cryptocurrencies in U.S. dollars and must determine their fair market value on each transaction date. The U.S. federal taxing authorities have issued limited guidance on cryptocurrency transactions. The current guidance treats the use of cryptocurrency to purchase a NFT as a taxable disposition of the cryptocurrency, which subjects the holder to taxable gain that such holder must report for federal and state tax purposes. Similarly, a seller of a NFT is subject to tax on the sale of the NFT. Congress is currently proposing legislation that could require us to report such transactions to the IRS. Our failure to accurately record or report the cryptocurrency and NFT sales transacted through our NFT platform, or held by us, would expose us to adverse tax consequences, penalties, and interest. Moreover, the IRS, in connection with audits of cryptocurrency exchanges, has successfully sued to obtain account holder transaction and tax information. The applicability of tax laws in the United States and foreign jurisdictions with respect to cryptocurrency and NFTs will continue to evolve. This uncertainty increases the risk of non-compliance with tax laws, which in turn could result in adverse tax consequences, penalties, investigations or audits, litigation, account holder lawsuits, or the need to revise or restate our financial statements and associated consequences therewith, among other things. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations, reputation, and prospects.

System limitations or failures could harm our business.

Our businesses depend on the integrity and performance of the technology, computer and communications systems supporting them. If our systems cannot expand to cope with increased demand or otherwise fail to perform, we could experience unanticipated disruptions in service, slower response times and delays in the introduction of new services. These consequences could result financial losses and decreased customer service and satisfaction. If trading volumes increase unexpectedly or other unanticipated events occur, we may need to expand and upgrade our technology, transaction processing systems and network infrastructure. We do not know whether we will be able to accurately project the rate, timing or cost of any increases, or expand and upgrade our systems and infrastructure to accommodate any increases in a timely manner.

We have insufficient insurance coverage.

We presently do not have any insurance to cover certain events such as physical damage to our office premises and resulting business interruption, certain injuries occurring on our property and liability for breach of legal responsibilities as we believe, based on our organization, business model and the remote possibility of the incurrence of substantial damages from such events, that the costs of such insurance greatly exceeds the benefits of having it. However, in the possible event of a significant loss from such an event, this may severely impact our performance or continue as a going concern.

The success of our business depends on our ability to market and advertise the services we provide effectively.

Our ability to establish effective marketing campaigns is the key to our success. Our advertisements promote our corporate image and our services. If we are unable to increase awareness of our brand, the benefits of using our trading platform to invest in artwork and that such investment is secure, we may not be able to attract new Traders. Our marketing activities may not be successful in promoting our services or in retaining and increasing our Trader base. We cannot assure you that our marketing programs will be adequate to support our future growth, which may result in a material adverse effect on our results of operations.

Our success is dependent on the receptiveness of traders of artwork to our platform.

We believe the demand for artwork listings will be generated by our Traders. We hope to educate our Traders on the merits of using our platform to invest in artwork. Not only in the subject artwork secure and insured, it requires less capital for our Traders to invest as they need only invest in artwork units and not purchase the entire piece of artwork. We hope that they will see their investment as less risky as they are presented with the opportunity to diversify their investments through various pieces of artwork. Our success would accordingly depend on the receptiveness of Traders to the merits of investments on our platform.

If we are unable to renew the lease of our property, our operations may be adversely affected.

We do not directly own the land over the property we lease. We may lose our leases or may not be able to renew it when it is due on terms that are reasonable or favorable to us. This may have adverse impact on our operations, including disrupting our operations or increasing our cost of operations.

The failure to manage growth effectively could have an adverse effect on our employee efficiency, working capital levels, and results of operations.

Any significant growth in the market for our services or our entry into new markets may require an expansion of our employee base for managerial, operational, financial, and other purposes. As of the date of this annual report, we have 8 full-time employees. During any growth, we may face problems related to our operational and financial systems and controls. We would also need to continue to expand, train and manage our employee base. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the purchase of supplies, development of new services, and the hiring of additional employees. For effective growth management, we will be required to continue improving our operations, management, and financial systems and controls. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability. We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

If adequate additional financing is not available on reasonable terms, we may not be able to undertake our expansion plan and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the competitive services by our competitors; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to: (i) limit our future investments in research and development; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our ordinary shares. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management and operational and technical expertise of certain key personnel. In addition, we will require an increasing number of experienced and competent executives and other members of senior management to implement our growth plans. If we lose the services of any member of our senior management, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new personnel, which could severely disrupt our business and prospects.

We are dependent on a trained workforce and any inability to retain or effectively recruit such employees, particularly distribution personnel and regional retail managers for our business, could have a material adverse effect on our business, financial condition and results of operations.

We must attract, recruit and retain a sizeable workforce of qualified and trained staff to operate our business. Our ability to implement effectively our business strategy and expand our operations will depend upon, among other factors, the successful recruitment and retention of highly skilled and experienced technical and marketing personnel. There is significant competition for qualified personnel in our business and we may not be successful in recruiting or retaining sufficient qualified personnel consistent with our current and future operational needs.

Our financial results may fluctuate because of many factors and, as a result, investors should not rely on our historical financial data as indicative of future results.

Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the market price of our securities. Operating results may fluctuate in the future due to a variety of factors that could affect revenues or expenses in any particular quarter. Fluctuations in operating results could cause the value of our securities to decline. Investors should not rely on comparisons of results of operations as an indication of future performance. As result of the factors listed below, it is possible that in future periods results of operations may be below the expectations of public market analysts and investors. This could cause the market price of our securities to decline. Factors that may affect our quarterly results include:

●	vulnerability of our business to a general economic downturn in Hong Kong and mainland China;

●	fluctuation and unpredictability of the prices of the products we sell;

●	changes in the laws and regulations of Hong Kong and mainland China that affect our operations; and

●	our ability to obtain necessary government certifications and/or licenses to conduct our business.

If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results in accordance with U.S. GAAP could be materially and adversely affected. In addition, investor confidence in us and the market price of our equities could decline significantly if we conclude that our internal control over financial reporting is not effective.

We are consistently enhancing our internal controls over financial reporting by making the following changes: (i) we established a desired level of corporate governance with regard to identifying and measuring the risk of material misstatement, (ii) we set up a key monitoring mechanism including independent directors and audit committee to oversee and monitor our risk management, business strategies and financial reporting procedure, (iii) we have a Chief Financial Officer with SEC and US GAAP expertise and (iv) we have strengthened our financial team by employing more qualified accountant(s) to enhance the quality of our financial reporting function. We conducted out an evaluation using the framework set forth in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission with the participation of our management, including Kuangtao Wang, the Company’s Chief Executive Officer and Jianguang Qian, the Company’s Chief Financial Officer of the effectiveness of the Company’s disclosure controls and procedures (as defined under Rule 13a-15(e) under the Exchange Act) as of December 31, 2023. Based upon that evaluation, we concluded that our disclosure controls and procedures were effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act, is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management, including the Company’s CEO and CFO, as appropriate, to allow timely decisions regarding required disclosure. However, we do not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent or detect all error and fraud. Any control system, no matter how well designed and operated, is based upon certain assumptions and can provide only reasonable, not absolute, assurance that its objectives will be met. Further, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within the Company have been detected. Accordingly, if in spite of such changes and improvements, our internal controls are still ineffective in our ability to accurately and timely report our financial results in accordance with U.S. GAAP, this could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and make related regulatory filings on a timely basis. This, in turn, could result in a material adverse impact on us and undermine investor confidence in us and the market price of our equities could decline significantly.

Security breaches and attacks against our systems and network, and any potentially resulting breach or failure to otherwise protect confidential and proprietary information, could damage our reputation and negatively impact our business, as well as materially and adversely affect our financial condition and results of operations.

Although we have employed significant resources to develop our security measures against breaches, our cybersecurity measures may not detect or prevent all attempts to compromise our systems, including distributed denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in and transmitted by our systems or that we otherwise maintain. Breaches of our cybersecurity measures could result in unauthorized access to our systems, misappropriation of information or data, deletion or modification of client information, or a denial-of-service or other interruption to our business operations. As techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers, we may be unable to anticipate, or implement adequate measures to protect against, these attacks.

If we are unable to avert these attacks and security breaches, we could be subject to significant legal and financial liability, our reputation would be harmed and we could sustain substantial revenue loss from lost sales and customer dissatisfaction. We may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Cyber-attacks may target us, our Traders or other participants, the communication infrastructure, or the e-platform on which we depend. Actual or anticipated attacks and risks may cause us to incur significantly higher costs, including costs to deploy additional personnel and network protection technologies, train employees, and engage third-party experts and consultants. Cybersecurity breaches would not only harm our reputation and business, but also could materially decrease our revenue and net income.

Future inflation may inhibit our ability to conduct business profitably.

Recently, the US economy has experienced high rates of inflation. High inflation may in the future cause US governments to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in US, and thereby harm the market for our services.

The Company’s requirements could exceed the amount of time or level of experience that our officer and directors may have.

Our success largely depends on the continuing services of our chief executive officer and chairman of the board of directors, Kuangtao Wang, our chief financial officer, Jianguang Qian, and our directors, Guisuo Lu, Doug Buerger and Ronggang (Jonanthan) Zhang. Our continued success, also, depends on our ability to attract and retain qualified personnel. We believe that Messrs. Li, Wang, Qian, Lu, Buerger and Zhang possess valuable business development and marketing knowledge, experience and leadership abilities that would be difficult in the short term to replicate. The loss of their services could have an adverse effect on our business, results of operations and financial condition as our potential future revenues.

There can be no assurance that we will be able to attract and hire officers or directors with similar experience to operate our business, in the event that any one of them is otherwise unsuccessful in doing so.

Because our funds are held in banks which may not be covered by sufficient insurance, the failure of any bank in which we deposit our funds could affect our ability to continue our business.

JP Morgan bank account of the company in US is covered by FDIC insurance to $250,000 limit.

The Central Bank of Djibouti (BCD) regulates the banking sector and has implemented measures to strengthen the financial system, such as increasing capital requirements and improving liquidity ratios. However, there is no specific mention of a formal deposit insurance system that protects depositors in case of bank failures.

As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our employees and other creditors, we may be unable to continue in business.

Our annual effective income tax rate can change significantly as a result of a combination of changes in our U.S. and foreign earnings and other factors, including changes in tax laws or changes made by regulatory authorities.

Our consolidated effective income tax rate is equal to our total income tax expense (benefit) as a percentage of total book income (loss) before tax. However, income tax expense and benefits are recognized on a jurisdictional or legal entity basis instead of worldwide or consolidated level basis. Losses in one jurisdiction may not be used to offset profits in other jurisdictions and may cause an increase in our tax rate. Changes in statutory income tax rates and laws, as well as initiation of tax audits by local and foreign authorities, could impact the amount of income tax liability and income taxes we are required to pay. In addition, any fluctuation in the earnings (or losses) of the jurisdictions and assumptions used in the calculation of income taxes could have a significant effect on our consolidated effective income tax rate. Furthermore, our effective tax rate could increase if we are unable to generate sufficient future taxable income in certain jurisdictions, or if we are otherwise required to increase our valuation allowances against our deferred tax assets.

We are subject to taxation in multiple jurisdictions. As a result, any adverse development in the tax laws of any of these jurisdictions or any disagreement with our tax positions could have a material adverse effect on our business, consolidated financial condition or results of operations.

We are subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions particularly in the Cayman Island, United States, and Hong Kong SAR. In addition, tax authorities in any applicable jurisdiction, including the United States, may disagree with the positions we have taken or intend to take regarding the tax treatment or characterization of any of our transactions. In the event any applicable tax authorities effectively sustained their positions which are different from our tax treatment of any of our transactions, it could have a significant adverse impact on our business, consolidated results of our operations as well as consolidated financial condition.

Our financial position and results of operations may be significantly impacted by any unfavorable tax consequences due to the changes to the fiscal policies or tax regulations.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) which includes significant changes to the U.S. corporate income tax system and U.S. international tax regime. The effect of the international provisions of the Tax Act resulted in a one-time deemed repatriation tax on unremitted foreign earnings and profits (a “transition tax”), a minimum tax on foreign earnings of U.S.-based multinationals with foreign subsidiaries, a base erosion tax on transactions between U.S. and non-U.S. affiliated corporations, in structures involving U.S. and non-US headquartered groups, a partial participation exemption for dividends from foreign subsidiaries and several other changes across the U.S. international tax provisions addressing the source of income, FTCs, deductibility of payments and other issues, including ownership and transfers of intangible property (Global Intangible Low-Taxed Income or GILTI).

The remaining international tax provisions will be effective for taxable years beginning after December 31, 2017. The Company has evaluated whether it has additional provision amount resulted by the GILTI inclusion on current earnings and profits of its foreign controlled corporations.

The growth of aging receivables and a deterioration in the collectability of these accounts could adversely affect our results of operations.

We provide for bad debts principally based upon the aging of accounts receivable, in addition to collectability of specific customer accounts, our history of bad debts, and the general condition of the industry. During December 31, 2024 and 2023, we recognized $nil and $nil, respectively, in provision for doubtful accounts.

While the management exercised its caution in the entry into agreements with authorized agents, who in turn select Traders and the Company reviewed the Traders, certain Traders could pay arrears the monthly fee and owe debts to the Company for a long period. In the event the Company has to write off the amount of uncollectible receivables of the authorized agent subscription fee and commission fee from the selected Traders, and if such write-off is material, it may have adverse impact on our financial results.

RISKS RELATED TO DOING BUSINESS IN HONG KONG

The Hong Kong legal system embodies uncertainties which could limit the legal protections available to you and us.

As one of the conditions for the handover of the sovereignty of Hong Kong to China, China had to accept some conditions such as Hong Kong’s Basic Law before its return. The Basic Law ensured Hong Kong will retain its own currency (the Hong Kong Dollar), legal system, parliamentary system and people’s rights and freedom for fifty years from 1997. This agreement had given Hong Kong the freedom to function in a high degree of autonomy. The Special Administrative Region (“SAR”) of Hong Kong is responsible for its own domestic affairs including, but not limited to, the judiciary and courts of last resort, immigration and customs, public finance, currencies and extradition. Hong Kong continues using the English common law system.

Some international observers and human rights organizations have expressed doubts about the future of the relative political freedoms enjoyed in Hong Kong, and about the PRC’s pledge to allow a high degree of autonomy in Hong Kong. They considered, for example, that the proposals in Article 23 of the Basic Law in 2003 (which was withdrawn due to mass opposition) might have undermined autonomy. On June 10, 2014, Beijing released a new report asserting its authority over the territory. This ignited criticism from many people in Hong Kong, who said that the Communist leadership was reneging on its pledges to abide by the “one country, two systems” policy that allows for a democratic, autonomous Hong Kong under Beijing’s rule.

If the PRC were to, in fact, renege on its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operation. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

It will be difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in Hong Kong.

Substantially all of our assets will be located in Hong Kong and United States, and our officers and our present directors reside outside of the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

We may have difficulty establishing adequate management, legal and financial controls in Hong Kong, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

Although we will be required to implement internal controls, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in Hong Kong in these areas. As a result of these factors, we may experience difficulty in establishing the required controls, making it difficult for management to forecast its needs and to present the results of our operations accurately at all times. If we are unable to establish the required controls, market makers may be reluctant to make a market in our stock and investors may be reluctant to purchase our stock, which would make it difficult for you to sell any ordinary shares that you may own or acquire.

Although we and our subsidiaries are not based in mainland China and we have no operations in mainland China, the PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over overseas offerings and listings and/or foreign investment in issuers like ourselves. It may result in a material adverse change in our Hong Kong subsidiaries’ operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless, which would materially affect the interests of the investors.

We and our subsidiaries are not based in mainland China and do not have operations in mainland China. We currently do not have or intend to set up any subsidiary in mainland China, or do not foresee the need to enter into any contractual arrangements with a VIE to establish a VIE structure in mainland China. Pursuant to the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. The basic policies of the PRC regarding Hong Kong as a special administrative region of the PRC are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”.

However, in light of the PRC government’s recent expansion of authority in Hong Kong, we are subject to uncertainty about any future actions of the PRC government or authorities in Hong Kong, and the legal and operational risks associated with having operations in the PRC also apply to having operations in Hong Kong. There is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong. The PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like ourselves. Such governmental actions, if and when they occur: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or hinder our ability to offer or continue to offer our ordinary shares to investors; and (iii) may cause the value of our ordinary shares to significantly decline or become worthless.

There remain some uncertainties as to whether we will be required to obtain approvals from Chinese authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors (the “M&A Rules”), adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

We are also aware that, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland-China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued the Opinions on Strictly and Lawfully Cracking Down Illegal Securities Activities to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over mainland-China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 28, 2021, the CAC and other PRC authorities promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022. In addition, the Cybersecurity Law, which was adopted by the Standing Committee of the National People’s Congress on November 7, 2016 and came into force on June 1, 2017, and the Cybersecurity Review Measures, or the “Review Measures”, provide that personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in mainland China must be stored in mainland China, and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to national security review by the CAC together with competent departments of the State Council. In addition, for critical information infrastructure operators, or the “CIIOs”, that purchase network-related products and services, the CIIOs shall declare any network-related product or service that affects or may affect national security to the Office of Cybersecurity Review of the CAC for cybersecurity review. Due to the lack of further interpretations, the exact scope of what constitutes a “CIIO” remains unclear. Further, the PRC government authorities may have wide discretion in the interpretation and enforcement of these laws. In addition, the Review Measures stipulates that any online platform operators holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. As of the date of this annual, neither we nor our subsidiaries received any notice from any authorities identifying us or our subsidiaries as a CIIO or requiring us or our subsidiaries to undertake a cybersecurity review by the CAC. Further, as of the date of this annual report, neither we nor our subsidiaries have been subject to any penalties, fines, suspensions, investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC.

On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the Data Security Law which took effect on September 1, 2021. The Data Security Law requires that data shall not be collected by theft or other illegal means, and it also provides for a data classification and hierarchical protection system. The data classification and hierarchical protection system protects data according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations if the data is falsified, damaged, disclosed, illegally obtained or illegally used, which protection system is expected to be built by the state for data security in the near future. On November 14, 2021, the CAC published the Regulations on the Data Security Administration Draft, or the “Data Security Regulations Draft”, to solicit public opinion and comments. Under the Data Security Regulations Draft, an overseas initial public offering to be conducted by a data processor processing the personal information of more than one million individuals shall apply for a cybersecurity review. Data processor means an individual or organization that independently makes decisions on the purpose and manner of processing in data processing activities, and data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. Our Hong Kong subsidiary, Metaverse HK may collect and store certain data (including certain personal information) from our clients who may be PRC individuals. We do not currently expect the Review Measures to have an impact on our business, operations or this offering as we do not believe that Metaverse HK is deemed to be a “CIIO” or a “data processor” controlling personal information of no less than one million users, that are required to file for cybersecurity review for overseas listing, because (i) Metaverse HK is incorporated and operating in Hong Kong without any subsidiary or VIE structure in mainland China and the Review Measures remains unclear whether it shall be applied to a Hong Kong company; (ii) as of the date of this annual report, Metaverse HK did not collect or store any personal information of individual clients of mainland China; and (iii) as of the date of this annual report, Metaverse HK has not been informed by any PRC governmental authority of any requirement that it file for a cybersecurity review. Based on laws and regulations currently in effect in the PRC as of the date of this annual report, we believe our Hong Kong subsidiaries are not required to pass the cybersecurity review of the CAC in order to list our ordinary shares in the U.S.

In addition, on February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the “Trial Measures,” and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. According to the Notice on the Administrative Arrangements for the Filing of the Overseas Securities Offering and Listing by Domestic Companies from the CSRC, or “the CSRC Notice,” the domestic companies that have already been listed overseas before the effective date of the Trial Measures (namely, March 31, 2023) shall be deemed as existing issuers (the “Existing Issuers”). Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC for any subsequent offerings.

Based on laws and regulations currently in effect in the PRC as of the date of this annual report, we believe our Hong Kong subsidiaries are not required to obtain regulatory approval from the CSRC in order to list our ordinary shares in the U.S. In addition, given that we currently do not have any business operations in mainland China, we believe that the Trial Measures do not apply to us and our offerings so that we are not required to file with the CSRC for any offerings, as advised by Hebei Meidong Law Firm, our counsel as to PRC law. However, if we and our Hong Kong subsidiaries are found noncompliant with the Trail Measures, we may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines.

Since these rules, statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. Any failure of us to fully comply with new regulatory requirements may cause significant disruption to our business operations, materially and adversely affect our financial condition and results of operations, and cause our ordinary shares to significantly decline in value or become worthless.

As of the date of this annual report, on the basis that we currently do not have any business operations in mainland China, we believe are not required to obtain approvals from the PRC authorities to operate our business or list on the U.S. exchanges and offer or continue to offer securities; specifically, we are currently not required to obtain any permission or approval from the CSRC, the CAC or any other PRC governmental authority to operate our business or to list our securities on a U.S. securities exchange or issue securities to foreign investors. However, if we and our Hong Kong subsidiaries (i) do not receive or maintain such approval, should the approval be required in the future by the PRC government, (ii) inadvertently conclude that such approval is not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such approval in the future, our operations and financial condition could be materially adversely affected, and our ability to offer or continue to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and become worthless.

Although the audit report included in this annual report is prepared by U.S. auditors who are currently not inspected by the Public Company Accounting Oversight Board (the “PCAOB”), there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as NYSE American, may determine to delist our securities. Furthermore, on December 29, 2022, the Consolidated Appropriations Act, was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

As an auditor of companies that are registered with the SEC and publicly traded in the United States and a firm registered with the PCAOB, our auditor is required under the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards.

Our auditor, Assentsure PAC, the independent registered public accounting firm that issues the audit report included elsewhere in this annual report, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Inspections of other auditors conducted by the PCAOB outside mainland China and Hong Kong have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections of audit work undertaken in mainland China and Hong Kong prevents the PCAOB from regularly evaluating auditors’ audits and their quality control procedures. As a result, if there is any component of our auditor’s work papers become located in mainland China and Hong Kong in the future, such work papers will not be subject to inspection by the PCAOB. As a result, investors would be deprived of such PCAOB inspections, which could result in limitations or restrictions to our access of the U.S. capital markets.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular mainland China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress which, if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate the audit work performed by a foreign public accounting firm completely. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (“EQUITABLE”) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as NYSE American of issuers included on the SEC’s list for three consecutive years. It is unclear if this proposed legislation will be enacted. Furthermore, there have been recent deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act (the “HFCA Act”), which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020. Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB or other federal agencies and department with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks (and their implications to U.S. investors) associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year (as defined in the interim final rules) under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Under the HFCA Act, our securities may be prohibited from trading on NYSE American or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our ordinary shares being delisted.

Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three and would reduce the time before our securities may be prohibited from trading or delisted. On September 22, 2021, the PCAOB adopted a final rule implementing the AHFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the AHFCAA, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the HFCA Act. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On December 29, 2022, the Consolidated Appropriations Act, was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. Our auditor is registered with the PCAOB and is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor, Assentsure PAC, is headquartered in Singapore. Therefore, our auditor is subject to the Determination announced by the PCAOB on December 16, 2021. Notwithstanding the foregoing, in the future, if there is any regulatory change or steps taken by the PRC regulators that do not permit Assentsure PAC to provide audit documentation located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the Determination so that we are subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act. However, in the event the PRC authorities would further strengthen regulations over auditing work of Chinese companies listed on the U.S. stock exchanges, which would prohibit our current auditor to perform work in China, then we would need to change our auditor and the audit workpapers prepared by our new auditor may not be inspected by the PCAOB without the approval of the PRC authorities, in which case the PCAOB may not be able to fully evaluate the audit or the auditors’ quality control procedures. Furthermore, due to the recent developments in connection with the implementation of the Holding Foreign Companies Accountable Act, we cannot assure you whether the SEC, NYSE, Nasdaq or other regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control. Our auditor, Assentsure PAC, is headquartered in Singapore, not mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. Therefore, our auditor is not currently subject to the determinations announced by the PCAOB on December 16, 2021, and it is currently subject to the PCAOB inspections.

While our auditor is based outside mainland China and Hong Kong, and is registered with the PCAOB and has been inspected by the PCAOB on a regular basis, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the our securities to be prohibited under the HFCA Act, and ultimately result in a determination by a securities exchange to delist our securities. In addition, the recent developments would add uncertainties to the listing and trading of our ordinary shares and we cannot assure you whether NYSE American or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. It remains unclear what the SEC’s implementation process related to the above rules will entail or what further actions the SEC, the PCAOB or NYSE American will take to address these issues and what impact those actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, the above amendments and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our ordinary shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement or being required to engage a new audit firm, which would require significant expense and management time.

On August 26, 2022, the PCAOB signed a Statement of Protocol (the “SOP”) Agreements with the CSRC and China’s Ministry of Finance. The SOP Agreement, together with two protocol agreements (collectively, “SOP Agreements”), governs inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Delisting of our ordinary shares would force holders of our ordinary shares to sell their ordinary shares. The market price of our ordinary shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, as well as negative investor sentiment towards, companies with significant operations in China that are listed in the United States, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiaries.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offences - secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security - and their corresponding penalties. On July 14, 2020, the former U.S. President Donald Trump signed the Hong Kong Autonomy Act (the “HKAA”), into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020 the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including HKSAR chief executive Carrie Lam. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Hong Kong subsidiary is determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

The PRC government may intervene or influence our operations at any time or may exert more control over overseas offerings and listings and foreign investment in China-based issuers, which may result in a material change in our operations and/or the value of our ordinary shares. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

There are political risks associated with conducting business in Hong Kong.

We operate our business through subsidiaries in Hong Kong and the United States. Accordingly, our business operations and financial condition will be affected by the political and legal developments in Hong Kong. During the period covered by the financial information included in this annual report, we derive part of our revenue from operations in Hong Kong. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may adversely affect our business operations. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since a part of our operations is based in Hong Kong, any change of such political arrangements may pose an immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial position.

If the PRC attempts to alter its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

The Hong Kong protests that began in 2019 are ongoing protests in Hong Kong (the “Hong Kong Protests”) triggered by the introduction of the Fugitive Offenders amendment bill by the Hong Kong government. If enacted, the bill would have allowed the extradition of criminal fugitives who are wanted in territories with which Hong Kong does not currently have extradition agreements, including mainland China. This led to concerns that the bill would subject Hong Kong residents and visitors to the jurisdiction and legal system of mainland China, thereby undermining the region’s autonomy and people’s civil liberties. Various sectors of the Hong Kong economy have been adversely affected as the protests turned increasingly violent. Most notably, the airline, retail, and real estate sectors have seen their sales decline.

Under the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Based on certain recent developments including the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region issued by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and President Trump signed an executive order and the HKAA to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. These and other recent actions may represent an escalation in political and trade tensions involving the U.S., China and Hong Kong, which could potentially harm our business.

Our revenue is susceptible to the ongoing incidents or factors which affect the stability of the social, economic and political conditions in Hong Kong. Any drastic events may adversely affect our business operations. Such adverse events may include changes in economic conditions and regulatory environment, social and/or political conditions, civil disturbance or disobedience, as well as significant natural disasters. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our business operations, which could in turn adversely and materially affect our business, results of operations and financial condition. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our Ordinary Shares could be adversely affected.

We may be affected by the currency peg system in Hong Kong.

Since 1983, Hong Kong dollars have been pegged to the U.S. dollars at the rate of approximately HK$7.80 to US$1.00. We cannot assure you that this policy will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, the Hong Kong dollar cost of our expenditures denominated in foreign currency may increase. This would in turn adversely affect the operations and profitability of our business.

We may rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company incorporated in Cayman Island, and we may rely on dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. Any limitation on the ability of our Hong Kong subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

RISKS RELATING TO INVESTMENT IN OUR SECURITIES

An active public market for our ordinary shares may not develop or be sustained, which would adversely affect the ability of our investors to sell their securities in the public market.

We cannot predict the extent to which an active public market for our ordinary shares will develop or be sustained.

Shares eligible for future sale may adversely affect the market price of our ordinary shares, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our ordinary shares.

Holders of a significant number of our shares and/or their designees may be eligible to sell our ordinary shares by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a non-affiliate shareholder (or shareholders whose shares are aggregated) who has satisfied a six-month holding period, and provided that there is current public information available, may sell all of its securities. Rule 144 also permits the sale of securities, without any limitations, by a non-affiliate that has satisfied a one-year holding period. Any substantial sale of ordinary shares pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our ordinary shares by creating an excessive supply.

If we fail to maintain effective internal controls, we may not be able to accurately report our financial results or prevent fraud, and our business, financial condition, results of operations and reputation could be materially and adversely affected.

We are a public company and our internal controls are essential to the integrity of our business and financial results. Our public reporting obligations place a strain on our management, operational and financial resources and systems. Although we have implemented measures to enhance our internal controls, and plan to take steps to further improve our internal controls, if we encounter difficulties in improving our internal controls and management information systems, we may incur additional costs and management time in meeting our improvement goals. We cannot assure you that the measures taken to improve our internal controls will be effective. If we fail to maintain effective internal controls in the future, our business, financial condition, results of operations and reputation may be materially and adversely affected.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including SOX and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

We do not foresee paying cash dividends in the near future.

We do not plan to declare or pay any cash dividends on our ordinary shares in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income.

Risks Relating to this Offering

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the ordinary shares for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ordinary shares as a source for any future dividend income.

A large, active trading market for our securities may not develop and the trading price for our securities may fluctuate significantly.

We cannot assure you that a liquid public market for the ordinary shares will develop. If a large, active public market for the ordinary shares does not develop following the completion of this offering, the market price and liquidity of the ordinary shares may be materially adversely affected. The public offering price for the ordinary shares will be determined by negotiation between us and the underwriters based upon several factors, and the trading price of the ordinary shares after this offering could decline below the public offering price. As a result, investors in our securities may experience a significant decrease in the value of the ordinary shares.

The trading price of the ordinary shares is likely to be volatile, which could result in substantial losses to investors.

The trading price of the ordinary shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ordinary shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our net revenue, earnings and cash flows;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new offerings and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our shareholders, affiliates, directors, officers or employees, our business model, our services or our industry;

●	announcements of new regulations, rules or policies relevant for our business;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and require us to incur significant expenses to defend the suit, which could harm our results of operations.

Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could materially adversely affect our financial condition and results of operations.

The sale or availability for sale of substantial amounts of ordinary shares could adversely affect their market price.

Sales of substantial amounts of the ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements.

We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other holders or the availability of these securities for future sale will have on the market price of the ordinary shares. See “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Techniques employed by short sellers may drive down the market price of the ordinary shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale.

As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its prospects to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend significant resources to investigate such allegations and/or defend ourselves.

While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business, and any investment in the ordinary shares could be greatly reduced or even rendered worthless.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the ordinary shares and trading volume could decline.

The trading market for the ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades the ordinary shares or publishes inaccurate or unfavorable research about our business, the market price for the ordinary shares would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ordinary shares to decline.

Our memorandum and articles of association contain anti-takeover provisions that could materially adversely affect the rights of holders of our ordinary shares.

We have adopted an amended and restated memorandum and articles of association that contains provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could deprive our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

Our board of directors has the authority, subject to any resolution of the shareholders to the contrary, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially adversely affected.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K.

However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

There can be no assurance we will not be a passive foreign investment company (“PFIC”), for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our ordinary shares.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% (by value) of the stock.

Based upon the manner in which we currently operate our business through our VIE, the expected composition of our income and assets and the value of our assets, we do not expect to be a PFIC for the current taxable year or in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year, and the application of the PFIC rules is subject to uncertainty in several respects. The value of our assets for purposes of the PFIC determination will generally be determined by reference to the market price of our ordinary shares, which could fluctuate significantly. In addition, our PFIC status will depend on the manner we operate our workspace business (and the extent to which our income from workspace membership continues to qualify as active for PFIC purposes). Furthermore, it is not entirely clear how the contractual arrangements between us, our VIE and its nominal shareholders will be treated for purposes of the PFIC rules, and we may be or become a PFIC if our VIE is not treated as owned by us. Because of these uncertainties, there can be no assurance we will not be a PFIC for the current taxable year, or will not be a PFIC in the future.

If we were a PFIC for any taxable year during which a U.S. investor owns our ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. investor.

The Financial Action Task Force’s Increased Monitoring of the Cayman Islands.

In February 2021, the Cayman Islands was added to the Financial Action Task Force (“FATF”) list of jurisdictions whose anti-money laundering practices are under increased monitoring, commonly referred to as the “FATF grey list.” When the FATF places a jurisdiction under increased monitoring, it means the country has committed to resolve swiftly the identified strategic deficiencies within agreed timeframes and is subject to increased monitoring during that timeframe. In its October 2021 plenary, the FATF recognized the progress made by the Cayman Islands to improve its anti-money laundering and counter-terrorist financing regime. Despite this recognition, it is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for the Company.

The conversion of the Convertible Notes or future sales of our ordinary shares may further dilute the ordinary shares and adversely impact the price of our ordinary shares.

As of June 18, 2025, our transfer agent had recorded approximately 2,870,630 of our ordinary shares as unrestricted and freely tradable. Upon the effectiveness of the registration statement of which this prospectus forms a part, up to an additional 9,253,262 shares upon the conversion of the Notes (approximately 182.68% of our issued and outstanding shares on the date hereof) will be unrestricted and freely tradeable. If the holders of our free trading shares wanted to sell these shares, there might not be enough purchasers to maintain the market price of our ordinary shares on the date of such sales. Any such sales, or the fear of such sales, could substantially decrease the market price of our ordinary shares and the value of your investment.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located outside of the United States. In addition, some of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

According to Conyers Dill & Pearman LLP, our local Cayman Islands’ counsel, there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States or Hong Kong courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment in the Cayman Islands. The courts of the Cayman Islands in the past determined that disgorgement proceedings brought at the instance of the Securities and Exchange Commission are penal or punitive in nature and such judgments would not be enforceable in the Cayman Islands. Other civil liability provisions of the securities laws may be characterized as remedial, and therefore may be enforceable but the Cayman Islands’ Courts have not yet ruled in this regard. Our Cayman Islands’ counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands.

As of the date hereof, no treaty or other form of reciprocity exists between the Cayman Islands and Hong Kong governing the recognition and enforcement of judgments.

Cayman Islands’ counsel further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States or Hong Kong, a judgment obtained in such jurisdictions may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or a penalty, and (5) was not obtained in a manner and is of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Enforceability of Civil Liability in Hong Kong

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

In addition, the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments. Under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

Currently, four of our directors are based in mainland China. As a result of all the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the Selling Shareholders. As of the date hereof, we have received $20,000,000 from the sale of Convertible Notes to the Selling Shareholders, under the Securities Purchase Agreement (prior to accounting Broker Fees) from the closing. These proceeds will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest. Specifically, as of the date of this prospectus, we plan to use the proceeds as follows:

●	Technology Research and System Upgrades (accounting for approximately 35%)

●	Market Expansion and User Acquisition (accounting for approximately 30%)

●	Operations and Team Building (accounting for approximately 25%)

●	Compliance and Risk Control Construction (accounting for approximately 10%)

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this registration statement. We reserve the right to change the use of proceeds that we presently anticipate and describe in this prospectus.

Amount of Proceeds from Sale of the Convertible Notes

Upon the closing of the transaction contemplated by the SPA on May 16, 2025, we have sold an aggregate of $20,000,000 of the Convertible Notes.

We have not made, and do not need to make, any payments to any affiliate of the Selling shareholders, or any person with whom the Selling Shareholder has a contractual relationship.

The following sets forth the gross proceeds paid or payable to us in connection with our issuance of the Convertible Notes, all payments that have been made or that may be required to be made by us in connection with the issuance of the Convertible Notes, our resulting net proceeds and the combined total possible profit to be realized as a result of any conversion discounts regarding the ordinary shares underlying the Convertible Notes.

Gross proceeds to the Company	$20,000,000

All payments that have been made or that may be required to be made by the Company to the Selling Shareholders in the first year of the Convertible Notes	$1,000,000

Net proceeds to the Company if we make all such payments to the Selling Shareholders	$19,000,000

SELLING SHAREHOLDER

The ordinary shares being offered by the selling shareholders in the table below upon conversion of the Convertible Notes. We are registering the ordinary shares in order to permit the Selling shareholders to offer the shares for resale from time to time. Except as set out below, the Selling shareholders had no material relationship with us within the past three years:

●	The Selling Shareholders purchased Convertible Notes from the Company pursuant to the Securities Purchase Agreement in the aggregate original principal amount of $20,000,000.

The table below lists the selling shareholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the ordinary shares held by each Selling Shareholder. The second column lists the number of ordinary shares beneficially owned by each selling shareholder as of the date of this prospectus, assuming conversion of the Convertible Notes but not taking account of any limitations on conversion and exercise set forth therein.

The third column lists the ordinary shares being offered by this prospectus by each selling shareholder and does not take in account any limitations on conversion of the Convertible Notes set forth therein.

The fourth column assumes the sale of all of the shares offered by each Selling Shareholder pursuant to this prospectus.

Under the terms of the Convertible Notes and the Securities Purchase Agreement, the Selling Shareholders may not convert the Convertible Notes to the extent (but only to the extent) they or any of their affiliates would beneficially own a number of ordinary shares which would exceed 4.99% of the total ordinary shares issued and outstanding as of the execution date of the Securities Purchase Agreement. The Selling Shareholders may sell all, some or none of its shares in this offering. See “Plan of Distribution”.

Name of Selling Shareholders	Number of Ordinary Shares Owned Prior to Offering(1)	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares that May Be Sold in This Offering As A Percentage of Currently Outstanding Shares(2)	Percentage of Ordinary Shares Owned After the Offering(3)
Apex Capital Group Inc(4)	925,326	925,326	18.27%	0%
Eagle Wealth Investment Inc(5)	925,326	925,326	18.27%	0%
Echo Investment Group Inc(6)	925,326	925,326	18.27%	0%
Edgepoint Investment Inc(7)	925,326	925,326	18.27%	0%
Fortune Streams Investment Inc(8)	925,326	925,326	18.27%	0%
Summit Wealth Investment Inc(9)	925,326	925,326	18.27%	0%
Vanguard Capital Ventures Inc(10)	925,326	925,326	18.27%	0%
Vantagepoint Investment Group Inc(11)	925,326	925,326	18.27%	0%
Vestmark Capital Inc(12)	925,326	925,326	18.27%	0%
Gainswave Inc(13)	925,326	925,326	18.27%	0%

(1)	Each Selling Shareholder holds the right to acquire a maximum of 925,326 Ordinary Shares upon conversion of the Convertible Notes. Under the terms of the Convertible Notes, and the Securities Purchase Agreement, the Selling Shareholders may not convert the Convertible Notes to the extent (but only to the extent) they or any of their affiliates would beneficially own a number of shares which would exceed 4.99% of the total Ordinary Shares issued and outstanding as of the date of such conversion.
(2)	Assumes that the total number of our issued and outstanding ordinary shares remains unchanged at 5,065,150 prior to the issuance of the ordinary shares underlying the Convertible Notes.
(3)	Assumes that each Selling Shareholder sells all of the ordinary shares offered pursuant to this prospectus.
(4)	Apex Capital Group has a registered address at 1209 Mountain Road PL NE, Ste N, ALBUQUERQUE, NM 87110. The company was incorporated under the laws of NEW MEXICO. The voting and investment decisions related to the ordinary shares held by the company is controlled by David Garcia GALVEZ, who holds 100% equity interests in the company, and by David Garcia GALVEZ, the sole director of the company.
(5)	Eagle Wealth Investment Inc has a registered address at 1201 Orange Street, Suite 600, Wilmington, Delaware 19801. The voting and investment decisions related to the ordinary shares held by the company is controlled by Yunlong Li, who holds 100% equity interests in the company, and by Yunlong Li, the sole director of the company.
(6)	Echo Investment Group Inc has a registered address at 223 Sioux Court, Newark, DE 19702. The voting and investment decisions related to the ordinary shares held by the company is controlled by Kun Wang, who holds 100% equity interests in the company, and by Kun Wang, the sole director of the company.
(7)	Edgepoint Investment Inc has a registered address at 8 The Green STE A, Dover, DE, 19901. The voting and investment decisions related to the ordinary shares held by the company is controlled by Wen Chen, who holds 100% equity interests in the company, and by Wen Chen, the sole director of the company.
(8)	Fortune Streams Investment Inc has a registered address at 1013 Centre Road, Suite 403-A, Wilmington, Delaware 19805. The voting and investment decisions related to the ordinary shares held by the company is controlled by Huimin Qi, who holds 100% equity interests in the company, and by Huimin Qi, the sole director of the company.
(9)	Summit Wealth Investment Inc has a registered address at 16192 Coastal Highway，Lewes，Delaware，19958, County of Sussex. The voting and investment decisions related to the ordinary shares held by the company is controlled by Chen Wang, who holds 100% equity interests in the company, and by Chen Wang, the sole director of the company.
(10)	Vanguard Capital Ventures Inc has a registered address at 3422 Old Capitol Trail, Suite 700, Wilmington, Delaware, 19808. The voting and investment decisions related to the ordinary shares held by the company is controlled by Wenrui Yang, who holds 100% equity interests in the company, and by Wenrui Yang, the sole director of the company.
(11)	Vantagepoint Investment Group Inc has a registered address at 300 Creek View Road, Suite 209, Newark, DE 19711. The voting and investment decisions related to the ordinary shares held by the company is controlled by Zhenhai Qi, who holds 100% equity interests in the company, and by Zhenhai Qi, the sole director of the company.
(12)	Vestmark Capital Inc has a registered address at 530 Schoolhouse Road, Suite G Hockessin, DE 19707. The voting and investment decisions related to the ordinary shares held by the company is controlled by Leo De Guzman VEGA, who holds 100% equity interests in the company, and by Leo De Guzman VEGA, the sole director of the company.
(13)	Gainswave Inc has a registered address at 732 S 6th St STE R, Las Vegas, NV 89101. The voting and investment decisions related to the ordinary shares held by the company is controlled by Zushuai Yang, who holds 100% equity interests in the company, and by Zushuai Yang, the sole director of the company.

DIVIDEND POLICY

We do not plan to declare or pay any cash dividends on our ordinary shares in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income.

Metaverse HK is permitted under the laws of Hong Kong to provide funding to Takung Exchange, a wholly owned subsidiary of the Company in Wyoming, through dividend distribution without restrictions on the amount of the funds. We and our subsidiaries currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Metaverse HK is the only subsidiary in Hong Kong. Since Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. The laws and regulations of the PRC do not currently have any material impact on transfer of cash from Metaverse HK to Takung Exchange or from Metaverse HK to the Company and the investors in the U.S.

According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution or other distributable reserves. Dividends cannot be paid out from share capital.

There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HKD into foreign currencies and the remittance of currencies out of Hong Kong.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2024 on:

●	on an actual basis;

●	on a pro forma, as adjusted basis to reflect the foregoing, the issuance and sale of 9,253,262 ordinary shares offered in this offering upon conversion of the Convertible Notes in the principal amount of $20,000,000, after deducting related offering expenses of US$1,535,500.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus and the information set forth under the sections titled “Selected Consolidated Financial Data,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2024
	Actual	As Adjusted
	US$	US$
Shareholders’ Equity
Ordinary shares, $0.005 par value: 90,000,000 shares authorized; 5,065,150 actual shares issued and outstanding; 5,065,150 proforma shares issued and outstanding; 14,318,412 pro forma as adjusted shares issued and outstanding.	$25,326	$71,592
Additional paid-in capital	109,539,147	129,492,880
Statutory reserves	-	-
Retained earnings	(28,664,962)	(30,200,462)
Accumulated other comprehensive income	-	-
Total shareholders’ equity	80,899,511	99,364,010
Noncontrolling interest	-
Total Equity	$80,899,511	$99,364,010

Total Capitalization	$86,624,171	$105,088,670

BUSINESS

History and Development of the Company

We were incorporated in Delaware under the name Cardigant Medical Inc. on April 17, 2009. Our initial business plan was focused on the development of novel biologic and peptide-based compounds and enhanced methods for local delivery of treatments for vascular diseases including peripheral artery disease and ischemic stroke.

Pursuant to the Stock Purchase Agreement dated as of July 31, 2014, Yong Li, an individual purchased a total of 22,185,230 (pre- Reverse Stock Split) restricted shares of common stock of the Company from a group of three former shareholders of the Company. In consideration for the shares, Mr. Li paid the sellers $399,344 in cash which came from his own capital. The sellers were Jerett A. Creed, the Company’s former Chief Executive Officer, Chief Financial Officer, director and formerly a controlling shareholder of the Company, the Creed Family Limited Partnership and Ralph Sinibaldi. The shares represented approximately 95% of the Company’s then issued and outstanding common stock. The sale was consummated on August 28, 2014. As a result of the transaction, there was a change in control of the Company.

On August 27, 2014, we entered into a Contribution Agreement with Cardigant Neurovascular. Pursuant to the Contribution Agreement, we assigned all our assets, properties, rights, title and interest used or held for use by our business, (except for certain excluded assets set forth therein) which was the treatment of atherosclerosis and plaque stabilization in both the coronary and peripheral vasculature using systemic and local delivery of large molecule therapeutics and peptide mimetics based on high density lipoprotein targets (“Cardigant Business”). In consideration for such contribution of capital, Cardigant Neurovascular agreed to assume all our liabilities raising from the Cardigant Business prior to the date of the Contribution Agreement and thereafter with regard to certain contributed contacts. We granted Cardigant Neurovascular an exclusive option for a period of 6 months to purchase the excluded assets for $1. Cardigant Neurovascular exercised this option October 20, 2014 and the excluded assets were assigned to Cardigant Neurovascular on October 20, 2014.

Also on October 20, 2014, we acquired the business of Hong Kong Takung through the acquisition of all the share capital of Hong Kong Takung under a Share Exchange Agreement dated September 23, 2014 in exchange for 209,976,000 (pre-Reverse Stock Split) newly-issued restricted shares of our common stock to the shareholders of Hong Kong Takung.

Hong Kong Takung is a limited liability company incorporated on September 17, 2012 under the laws of Hong Kong, Special Administrative Region, China. Although Hong Kong Takung was incorporated in late 2012, it did not commence business operations until late 2013.

As a result of the transfer of the excluded assets pursuant to the Contribution Agreement and the acquisition of all the issued and outstanding shares of Hong Kong Takung, we ceased the Cardigant Business and assumed Hong Kong Takung’s business operations.

On November 5, 2014, we filed a Certificate of Amendment to our Certificate of Incorporation with the Secretary of the State of Delaware to change our name from “Cardigant Medical Inc.” to “Takung Art Co., Ltd.”

On July 28, 2015, Hong Kong Takung incorporated a wholly owned subsidiary, Takung (Shanghai) Co., Ltd. (“Shanghai Takung”), in Shanghai Free-Trade Zone (SFTZ) in Shanghai, China, with a registered capital of $1 million. Shanghai Takung assists in Hong Kong Takung’s operations by receiving deposits from and making payments to online artwork Traders in mainland China on behalf of Hong Kong Takung. On January 27, 2016, Hong Kong Takung incorporated a wholly owned subsidiary, Takung Cultural Development (Tianjin) Co., Ltd (“Tianjin Takung”) in the Tianjin Free Trade Zone (TJFTZ) in Tianjin, China with a registered capital of $1 million. Tianjin Takung provides technology development services to Hong Kong Takung and Shanghai Takung, and also carries out marketing and promotion activities in mainland China. On May 8, 2020, Shanghai Takung was deregistered and its operations were merged with Tianjin Takung in order to save administrative costs. During 2021, Hong Kong Takung lost its control over the operation of Tianjin Takung and the assets, liabilities and results of operations of Tianjin Takung was deconsolidated.

On August 10, 2015, we filed a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse stock split of our issued and outstanding shares of common stock at a ratio of 1-for-25 (the “Reverse Stock Split”). Upon filing of the Certificate of Amendment, every twenty-five shares of the Company’s issued and outstanding common stock were automatically converted into one issued and outstanding share of common stock, without any change in par value per share. No fractional shares were issued as a result of the Reverse Stock Split. Shareholders who would otherwise be entitled to receive a fractional share were entitled to rounding up their fractional shares to the nearest whole number.

Hong Kong Takung Art Holdings Company Limited (“Takung Art Holdings”) was incorporated in Hong Kong on July 20, 2018 and operates as a holding company to operate an e-commerce platform for offering, selling and trading whole pieces of artwork instead of units of artwork. Takung Art Holdings was deregistered on April 29, 2020 due to deregistration of Art Era Internet Technology (Tianjin) Co., Ltd.

Art Era Internet Technology (Tianjin) Co., Ltd (“Art Era”), formed in Tianjin on September 7, 2018, is a directly wholly owned subsidiary of Takung Art Holdings, and formed as a limited liability company with a registered capital of $2 million located in the Pilot Free Trade Zone in Tianjin. Art Era mainly focuses on developing our e-commerce platform for art. Art Era was deregistered on June 18, 2019 due to Company’s plan to put off the e-commerce platform development.

Hong Kong MQ Group Limited (“Hong Kong MQ”) was formed in Hong Kong on November 27, 2018 and currently has no operations. On June 19, 2019, as a result of a private transaction, one (1) share of common stock of Hong Kong MQ was transferred from Ms. Hiu Ngai Ma to the Company. The net asset of Hong Kong MQ was $nil as of the acquisition date. The consideration paid for the ownership transfer, which represent 100% of the issued and outstanding share capital of Hong Kong MQ, was $0.13 (HK$1). Hong Kong MQ became a direct wholly-owned subsidiary of the Company.

MQ (Tianjin) Enterprise Management Consulting Co., Ltd (“Tianjin MQ”) was incorporated in Tianjin, PRC on July 9, 2019 and is a directly wholly owned subsidiary of Hong Kong MQ. It was established as a limited liability company with a registered capital of $100,000 located in the Pilot Free Trade Zone in Tianjin. Tianjin MQ was expected to focus on exploring business opportunities. As a result of the Company’s effort in streamlining its operations, Tianjin MQ was deregistered on August 10, 2020. As of the date of this prospectus, we do not have any operations or maintain any office in mainland China.

NFT Digital was incorporated in Albany, New York on December 13, 2021 and is a wholly-owned subsidiary of Takung. This entity primarily provides administrative and technical supports for the development of NFT projects.

NFT Exchange was incorporated in Wyoming under the name “NFT Exchange Limited” on January 7, 2022 and is a wholly owned by Takung. On March 31, 2022, the registered name was changed to “NFT Exchange Limited”. This entity facilitates the business and operation of the new NFT exchange market.

Metaverse HK was formed in Hong Kong on January 27, 2022, and is wholly owned by NFT Exchange. This entity is engaged in digital payment service.

On August 24, 2022, the Company entered into certain securities purchase agreement, dated June 27, 2022, as amended on July 27, 2022 (the “SPA”), with certain “non-U.S. Persons” (the “Purchasers”) as defined in Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the SPA, the Company agreed to issue 10,380,623 units for a per unit price of $2.89 (the “Units”). Each Unit consists of one share of the common stock of the Company, par value $0.001 per share (the “Common Stock”) and a warrant to purchase two shares of Common Stock.

The issuance and sale of the Units was exempted from the registration requirement of the Securities Act pursuant to Regulation S promulgated thereunder.

The transaction contemplated by the SPA closed on September 13, 2022, as all the closing conditions have been satisfied.

On November 1, 2022, Takung Art Co., Ltd., Hong Kong Takung Art Company Limited (“Hong Kong Takung”) and Hong Kong MQ Group Limited (“Hong Kong MQ”, together with Hong Kong Takung, the “Targets”), the Company’s wholly owned subsidiaries, and Fecundity Capital Investment Co., Ltd. (the “Purchaser”), entered into a certain share purchase agreement (the “Disposition SPA”). Pursuant to the Disposition SPA, the Purchaser agreed to purchase the Targets in exchange for cash consideration of $1,500,000 (the “Purchase Price”). Upon the closing of the transaction (the “Disposition”) contemplated by the Disposition SPA, the Purchaser became the sole shareholder of the Targets and as a result, assumed all assets and liabilities of all the subsidiaries and VIE entities owned or controlled by the Targets. The closing of the Disposition was subject to certain closing conditions including the payment of the Purchase Price, the receipt of a fairness opinion from Access Partner Consultancy & Appraisals and the approval of the Company’s shareholders. On July 1st, 2023 it was closed after satisfying all closing conditions including receiving $1,500,000 from the Purchase by Exchange Digital Limited.

On November 1, 2022, Takung Art Co., Ltd. entered into an Agreement and Plan of Merger (the “Merger Agreement”), as amended and restated on December 15, 2022 and September 5, 2023 with NFT Limited (“NFT”), a Cayman Islands exempt company and a wholly owned subsidiary of the Takung Art Co., Ltd. .. Pursuant to the Merger Agreement, among other things, the Takung Art Co., Ltd.merged with and into NFT, with NFT continuing as the surviving entity (the “Redomicile”). The Redomicile was approved by the Company’s shareholders on May 25, 2023 and became effective on September 18, 2023 (the “Effective Time”).

From and after the Effective Time, each share of the Takung Art Co., Ltd. ’s stock, either common stock or preferred stock issued and outstanding prior to the Effective Time (excluding certain excluding shares and dissenting shares, if any) were automatically converted into Class A Ordinary Shares of NFT on pro rata basis. Each share of NFT held immediately prior to the Effective Time by the Company was automatically cancelled and no payment was made with respect thereto. Takung Art Co Ltd. Ceased to exist on August 22, 2023 as evidenced by the State of Delaware Certificate of Merger for a domestic corporation merging into a foreign corporation.

Corporate Structure

We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our subsidiaries in New York, Wyoming and Hong Kong.

As of the date of this prospectus, none of our subsidiaries are located in the People’s Republic of China (or the “PRC”). We do not have any operations or maintain any office in mainland China. The securities offered in this prospectus are securities of NFT Limited, the offshore holding company in the Cayman Islands. Holders of our securities do not directly own any equity interests in our operating subsidiaries.

One of our subsidiaries, Metaverse Digital Payment Co., Limited (“Metaverse HK”) was formed and operated in Hong Kong. This entity is engaged in digital payment service. While we do not have operations in mainland China, the legal and operational risks associated with having operations in the PRC also apply to having operations in Hong Kong. The Chinese regulatory authorities could disallow our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of our securities, including that it could cause the value of our securities to significantly decline or become worthless, please see “Risk Factors” in this prospectus.

We have no variable interest entities in our corporate structure. The following diagram illustrates our current corporate structure, which includes all of our subsidiaries as of the date of this prospectus:

Business Overview

Overview of Our Company

NFT Limited is a holding company incorporated in Cayman Islands. Through our subsidiaries, we currently operate an electronic online platform located at https://www.nftoeo.com/ for artists, art dealers and art investors to offer and trade in ownership over valuable artwork in the form of non-fungible token or NFT. In addition, we also provide NFT consulting with respect to the strategic utilization of blockchain technology and NFT launch. Given our goal to create multiple potential revenue streams and continue to diverse the business model, we are also exploring NFT gaming business including sales of in-game characters NFTs and sales of membership packs.

The Company offers online listing and trading services that allow artists/art dealers/owners to access a much bigger art trading market where they can engage with a wide range of investors that they might not encounter without our platform. Our platform also invests in high-end and expensive artwork more accessible to ordinary people without substantial financial resources.

The Company, through its operating subsidiaries, generate revenue from services in connection with the offering and trading of artwork on its system, primarily consisting of trading commissions on the listing and trading of NFTs on our platform.

Takung Digital Technology Limited (“NFT Digital”) was incorporated in Albany, New York on December 13, 2021 and is a wholly-owned subsidiary of NFT Limited. This entity primarily provides administrative and technical supports for the development of NFT projects.

Takung Exchange Limited (“NFT Exchange”) was incorporated in Wyoming under the name “NFT Exchange Limited” on January 7, 2022 and is wholly owned by NFT Limited. On March 31, 2022, the registered name was changed to “Takung Exchange Limited. This entity facilitates the business and operation of the new NFT exchange market.

Metaverse Digital Payment Co., Limited (“Metaverse Digital Payment”) was formed in Hong Kong on January 27, 2022, and is wholly owned by TK Exchange. This entity is engaged in digital payment service.

On November 1, 2022, the Company, Hong Kong Takung and Hong Kong MQ (together with Hong Kong Takung, the “Targets”), and Fecundity Capital Investment Co., Ltd. (the “Purchaser”), entered into a certain share purchase agreement (the “Disposition SPA”). Pursuant to the Disposition SPA, the Purchaser agreed to purchase the Targets in exchange for cash consideration of $1,500,000 (the “Purchase Price”) (the “Disposition”). The closing of the Disposition is subject to certain closing conditions including the payment of the Purchase Price, the receipt of a fairness opinion from Access Partner Consultancy & Appraisals and the approval of the Company’s shareholders. It was closed on June 30, 2023 after subject to conditions of receiving full payment from the Purchaser by Takung Digital Exchange.

Our principal executive office is located at Office Q, 11th Floor, Kings Wing Plaza 2, No. 1, Kwan Street, Sha Tin, New Territories, Hong Kong.

Corporate Information

Our principal executive office is located at Office Q, 11th Floor, Kings Wing Plaza 2, No. 1, Kwan Street, Sha Tin, New Territories, Hong Kong. Our telephone number is +86-19145546614. We maintain a website at https://www.nftoeo.com/ that contains information about our Company, though no information contained on our website is part of this prospectus. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus. Our annual reports on Form 20-F and reports on Form 6-K filed with the SEC are available, as soon as practicable after filing, at the investors’ page on our corporate website, or by a direct link to its filings on the SEC’s free website.

PLAN OF DISTRIBUTION

The ordinary shares held by the Selling Shareholders may be sold or distributed from time to time by the Selling Shareholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the Selling Shareholders’ ordinary shares offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	transactions involving cross or block trades;

●	a purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	in privately negotiated transactions;

●	broker-dealers may agree with a selling shareholder to sell a specified number of such shares at a stipulated price per share;

●	“at the market” into an existing market for the ordinary shares;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares of the selling shareholder may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The Selling Shareholders may also sell the ordinary shares under Rule 144 promulgated under the Securities Act, if available, or any other exemption available under the Securities Act rather than under this prospectus. In addition, the selling shareholder may transfer the ordinary shares by other means not described in this prospectus.

The Selling Shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Shareholders will attempt to sell ordinary shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Shareholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, it.

Brokers, dealers or agents participating in the distribution of the shares held by the Selling Shareholders as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Shareholders and/or purchasers of the ordinary shares for whom the broker-dealers may act as agent. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Shareholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their ordinary shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of ordinary shares by the Selling Shareholders. If we are notified by a Selling Shareholders that any material arrangement has been entered into with a broker-dealer for the sale of ordinary shares, if required, we will file a supplement to this prospectus.

We may suspend the sale of shares by the Selling Shareholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If the Selling Shareholders use this prospectus for any sale of the ordinary shares, it will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our ordinary shares and activities of the Selling Shareholders.

We have advised the Selling Shareholders that while they are engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, our authorized share capital is US$500,000 divided into 90,000,000 Class A ordinary shares of a nominal or par value US$0.005 each and 10,000,000 Class B ordinary shares of a nominal or par value US$0.005 each.

Assuming all the shares in this offering are sold by the Selling Shareholders, 14,318,412 ordinary shares will be issued and outstanding.

Sales of substantial amounts of the ordinary shares in the public market could adversely affect prevailing market prices of the ordinary shares.

Rule 144

Restricted securities is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of ordinary shares then outstanding, in the form of ordinary shares or otherwise, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the ordinary shares on NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf. Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as our officer or director of may resell their restricted shares in an “offshore transaction” under Regulation S if:

●	none of the shareholder, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States, and

●	in the case of a sale of our restricted shares by an officer or director who is our affiliate solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

Additional restrictions are applicable to a holder of our restricted shares who will be our affiliate other than by virtue of his or her status as our officer or director.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, as amended to date, in our Reports on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since December 31, 2024.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Hunter Taubman Fischer & Li LLC to the extent governed by the laws of the State of New York, and by Conyers Dill & Pearman LLP to the extent governed by the laws of the Cayman Islands. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The financial statements incorporated by reference in this prospectus for the years ended December 31, 2024, December 31, 2023 and December 31, 2022 have been audited by Assentsure PAC (PCAOB ID: 6783), an independent registered public accounting firm, as set forth in its report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Assentsure PAC is headquartered in Singapore.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares offered under this prospectus. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ordinary shares offered in this prospectus. The registration statement, including its exhibits and schedules, are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website (www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We have not authorized anyone to give any information or make any representation about their companies that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

NFT LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

Assentsure PAC UEN: 201816648N 180B Bencoolen Street, #03-01 The Bencoolen, Singapore 189648 https://assentsure.com.sg/

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of NFT Limited and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of NFT Limited and its subsidiaries (collectively, the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial positions of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Assentsure PAC UEN: 201816648N 180B Bencoolen Street, #03-01 The Bencoolen, Singapore 189648 https://assentsure.com.sg/

Cash and cash equivalents

The Company’s cash and cash equivalents totaled approximately US$86.6 million as of December 31, 2024, representing substantially all of the Company’s total assets that are held in a single foreign financial institution.

We identified and evaluated cash and cash equivalents as a critical audit matter due to the significance of these balances to the financial statements, concentration of cash and cash equivalents in a single financial institution, and the inherent risk of misappropriation.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to this critical audit matter included, among others:

-	Obtaining bank confirmations directly from the financial institutions to verify the existence of bank balances.

-	Reviewing the design and operating effectiveness of internal controls over treasury management.

-	Performing testing on significant transactions on a sampling basis.

-	Evaluate and assess the adequacy of disclosures related to cash and cash equivalents.

/s/ Assentsure PAC

We have served as the Company’s auditor since 2022.

Singapore

April 30, 2025

PCAOB ID Number 6783

NFT LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Stated in U.S. Dollars except Number of Shares)

	December 31,	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$82,272,479	$61,750,809
Restricted cash	4,351,692	4,306,519
Other current assets, net	-	6,834,769
Loan receivables	-	800,000
Total current assets	86,624,171	73,692,097

Non-current assets
Non-marketable investment, net	-	-
Total non-current assets	-	-
Total assets	$86,624,171	$73,692,097

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Accrued expenses and other payables	$1,357,964	$3,259,319
Advance from customers	4,351,692	4,306,519
Warrant liability	-	4,971,869
Tax payable	15,004	350,752
Total current liabilities	5,724,660	12,888,459

Total liabilities	5,724,660	12,888,459

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS’ EQUITY
Common stock (90,000,000 Class A shares authorized; $0.005 par value;5,065,150 shares issued and outstanding as of December 31, 2024; 1,399,675 shares issued and outstanding as of December 31, 2023*)	25,326	38,491
Additional paid-in capital	109,539,147	95,726,623
Accumulated deficit	(28,664,962)	(34,961,476)
Accumulated other comprehensive loss	-	-
Total shareholders’ equity	80,899,511	60,803,638
Total liabilities and shareholders’ equity	$86,624,171	$73,692,097

*	All shares and per share data have been retroactively restated to reflect reverse stock split effected on March 19, 2024 onwards.

The accompanying notes are an integral part of these consolidated financial statements

NFT LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(Stated in U.S. Dollars except Number of Shares)

	For the Year Ended December 31,	For the Year Ended December 31,	For the Year Ended December 31,
	2024	2023	2022
Revenue
Commission	$740,701	$2,153,515	$3,403,536
Revenue	740,701	2,153,515	3,403,536

Cost of revenue	(192,048)	(556,590)	(782,790)
Gross profit	548,653	1,596,925	2,620,746

Operating expenses
General and administrative expenses - continuing operations	(1,454,919)	(2,473,600)	(2,708,499)
General and administrative expenses - discontinued operations	-	(21,946)	(712,414)
Non-marketable investment impairment	-	-	(9,296,754)
Total operating expenses - continuing operations	(1,454,919)	(2,473,600)	(12,005,253)
Total operating expenses - discontinued operations	-	(21,946)	(712,414)
Loss from continuing operations	(906,266)	(876,675)	(9,384,507)

Other income and expenses:
Interest income and bank charges	227,468	1,003,140	(786)
Sundry income	649	-	-
Gain/(Loss) on change of fair value of warrant liabilities	6,638,916	(1,736,512)	-
Other income and expense
Other (expenses)/income - continuing operations	6,867,033	(733,372)	(786)
Other (expenses)/income - discontinued operations	-	-	-
Total other (expenses) income	6,867,033	(733,372)	(786)

Gain/(Loss) before income taxes from continuing operations	5,960,767	(1,610,047)	(9,385,293)

Income tax credit/(expense)	335,748	(94,947)	(255,805)

Net profit/(loss) from continuing operations	6,296,515	(1,704,994)	(9,641,098)
Loss from discontinued operations, net of income taxes:
Gain on disposal of subsidiaries	-	6,930,504	-
Profit/(Loss) from discontinued operations	-	(21,946)	(712,414)
Income tax expense	-	-	-
Net profit/(loss) from discontinued operations	-	6,908,558	(712,414)
Net profit/(loss)	6,296,515	5,203,564	(10,353,512)

Foreign currency translation adjustment	-	(9,858)	(16,397)

Comprehensive income/(loss)	$6,296,515	$5,193,706	$(10,369,909)

Loss from continuing operations per share of common stock - basic	$1.53	$(2.61)	$(19.44)
Loss from continuing operations per share of common stock - diluted	$1.53	$(2.61)	$(19.44)
Loss from discontinued operations per share of common stock - basic	$0.00	$10.56	$(1.44)
Loss from discontinued operations per share of common stock - diluted	$0.00	$5.56	$(1.44)

Weighted average number of common stock outstanding - basic	4,104,283	654,419	495,877
Weighted average number of common stock outstanding - diluted	4,104,283	1,243,186	495,877

On March 18, 2024, the Company held its 2024 general meeting of shareholders and approved the reverse share split of all of the Company’s ordinary shares at an exchange ratio of one-for-fifty (1:50). The weighted average number of common stock outstanding for 2022, both for basic and diluted, consolidated from 24,793,842 shares into 495,877 shares.

The accompanying notes are an integral part of these consolidated financial statements.

NFT LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Stated in U.S. Dollars except Number of Shares)

	Number of shares	Common Stock	Additional Paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total

Balance, December 31, 2021	287,447	14,372	32,547,585	(29,444,184)	(341,089)	2,776,684

Private placement	412,391	20,620	59,979,387	-	-	60,000,007

Net loss from continuing operations	-	-	-	(9,641,098)	-	(9,641,098)

Net loss from discontinued operations	-	-	-	(712,414)	-	(712,414)

Foreign currency translation adjustment	-	-	-	-	(16,397)	(16,397)

Balance, December 31, 2022	699,838	34,992	92,526,972	(39,797,696)	(357,486)	52,406,782

Private placement	699,838	3,499	6,435,008	-	-	6,438,507

Warrant issuance	-	-	(3,235,357)	-	-	(3,235,357)

Net profit from continuing operations	-	-	-	(1,704,994)	-	(1,704,994)

Net loss from discontinued operations	-	-	-	6,541,214	367,344	6,908,558

Foreign currency translation adjustment	-	-	-	-	(9,858)	(9,858)

Balance, December 31, 2023	1,399,676	$38,491	$95,726,623	$(34,961,476)	$-	$60,803,638

*Correction of par value misstatement	-	(31,493)	31,493	-	-	-

Private placement	1,399,675	6,998	15,459,407	-	-	15,466,405

Effect of share reverse split	75,458	377	(377)	-	-	-

Issuance of common stock warrants	-	-	(11,367,911)	-	-	(11,367,911)

Cashless exercise of common stock warrants exercise	2,190,341	10,953	9,689,912			9,700,865

Net profit from continuing operations	-	-	-	6,296,515	-	6,296,515

Balance, December 31, 2024	5,065,150	$25,326	$109,539,147	$(28,664,962)	$-	$80,899,511

On March 18, 2024, the Company held its 2024 general meeting of shareholders and approved the reverse share split of all of the Company’s ordinary shares at an exchange ratio of one-for-fifty (1:50). The number of common stock outstanding consolidated from 69,983,772 shares, 34,991,886 shares and 14,372,353 shares into 1,399,676 shares, .699,838 shares and 287,447 shares, for the year ended December 31, 2023, 2022 and 2021.

The accompanying notes are an integral part of these consolidated financial statements.

*	Correction of par value misstatement that was caused by using the wrong par value of $0.005 instead of $0.05 applied to common stock in the year of December 31, 2023.

NFT LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in U.S. Dollars)

	For the	For the	For the
	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2024	2023	2022
Cash flows from operating activities:
Net profit/(loss) from continuing operations	$6,296,515	$(1,704,994)	$(9,641,098)
Net profit/(loss) from discontinued operations	-	6,908,558	(712,414)

Adjustments to reconcile net loss to net cash used in operating activities:
Changes in exchange rate	-	-	(13,417)
Non-marketable investment impairment	-	-	9,296,754
Bad debt expenses	5,557	-	-
(Gain)/Loss on change of fair value of warrant liability	(6,638,916)	1,736,512	-
Changes in operating assets and liabilities (decrease)/increase in - continuing operations:
Other current assets	390,705	(656,373)	-
Loan receivables	800,000	(800,000)	-
Accrued expenses and other payables	(2,237,103)	(334,692)	2,100,225
Advances from customer	45,173	1,600,769	2,705,750
Net changes in operating assets and liabilities (decrease)/increase - discontinued operations	-	(7,066,731)	343,507
Net cash provided by/(used in) operating activities-continuing operations	(1,338,069)	(158,778)	4,448,214
Net cash provided by/(used in) operating activities-discontinued operations	-	(158,173)	(368,907)
Net cash provided by/(used in) operating activities	(1,338,069)	(316,951)	4,079,307

Cash flows from investing activities:
Proceeds from disposal of property and equipment	-	-	1,401
Disposal of subsidiaries, net of cash	-	265,668	-
Net cash provided by investing activities-continuing operations	-	265,668	1,401
Net cash provided by investing activities-discontinued operations	-	61,376	127,805
Net Cash provided by investing activities	-	327,044	129,206

Cash flows from financing activities:
(Repayment)/Proceeds from a short-term borrowing from a third party, net	-	(1,550,000)	1,550,000
Proceeds from a private placement	21,904,912	-	60,000,007
Net cash provided by/(used in) financing activities-continuing operations	21,904,912	(1,550,000)	61,550,007
Net cash provided by financing activities-discontinued operations	-	-	-
Net cash provided by/(used in) financing activities	21,904,912	(1,550,000)	61,550,007

Effect of exchange rate change on cash and cash equivalents, and restricted cash from continuing operations	-	-	(2,337)
Effect of exchange rate change on cash and cash equivalents, and restricted cash from discontinued operations	-	-	(643)
	-	-	(2,980)

Net change in cash and cash equivalents, and restricted cash from continuing operations	20,566,843	(1,443,110)	65,997,285
Net change in cash and cash equivalents, and restricted cash from discontinued operations	-	(96,797)	(241,745)
	20,566,843	(1,539,907)	65,755,540

Cash and cash equivalents, and restricted cash beginning balance from continuing operations	66,057,328	67,500,438	1,503,153
Cash and cash equivalents, and restricted cash beginning balance from discontinued operations	-	96,797	338,542
Cash and cash equivalents, and restricted cash beginning balance	66,057,328	67,597,235	1,841,695

Cash and cash equivalents, and restricted cash ending balance from continuing operations	86,624,171	66,057,328	67,500,438
Cash and cash equivalents, and restricted cash ending balance from discontinued operations	-	-	96,797
Cash and cash equivalents, and restricted cash ending balance	$86,624,171	$66,057,328	67,597,235

Reclassification between continuing operations and discontinued operations
Cash flow reclassification - continuing operations	-	-	(1,138,811)
Cash flow reclassification - discontinued operations	-	-	1,138,811

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents-continuing operations	$82,272,479	$61,750,809	63,655,877
Restricted cash-continuing operations	4,351,692	4,306,519	2,705,750
Total cash and cash equivalents -continuing operations	86,624,171	66,057,328	66,361,627

Cash and cash equivalents-discontinued operations	-	-	1,235,608
Restricted cash - discontinued operations	-	-	-
Total cash, cash equivalents and restricted cash - discontinued operations	-	-	1,235,608

Total cash, cash equivalents, and restricted cash	$86,624,171	$66,057,328	67,597,235

Supplemental cash flows information:
Cash received from interest-continuing operations	$227,468	$1,005,431	$-

Supplemental disclosure of non-cash investing and financing activities:

Dates	Warrants Exercised Cashless
March 1, 2024	21,501,710
February 13, 2024	14,532,865
June 17, 2024	489,880
July 9, 2024	979,770

There are four tranches warrants exercised cashless 21,501,710 on March 1, 2024, 14,532,865 on February 13, 2024, 489,880 on June 17, 2024 and 979,770 on July 9, 2024 respectively

The accompanying notes are an integral part of these consolidated financial statements.

NFT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in U.S. Dollars except Number of Shares)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

NFT Limited (“the Company”),a Cayman Islands corporation, entered into an amendment to the Merger Agreement (the “Amendment”), pursuant to which the Effective Time of the Redomicile was amended to be September 18, 2023 (the “New Effective Time”) with Takung Art Co., Ltd. On September 6, 2023, a certificate of merger (the “Merger Certificate”) with the New Effective Time was filed and registered with the Cayman Islands Registrar of Companies. The Company effectively became the holding company of the whole group.

NFT Limited and Subsidiaries (“MI”), operates an electronic online platform located at www.nftoeo.com for artists, art dealers and art investors to offer and trade in valuable artwork.

Hong Kong Takung was incorporated in Hong Kong on September 17, 2012 and operates an electronic online platform for offering and trading artwork. The Company generates revenue from its services in connection with the offering and trading of artwork on its system, primarily consisting of listing fees, trading commissions, and management fees. The Company conducts business primarily in Hong Kong, People’s Republic of China. As of May 23 2023, The Company sell of our former subsidiaries, Hong Kong MQ Group Limited, Hong Kong Takung Art Company Limited and Tianjin Takung to Fecundity Capital Investment Co., Ltd for a purchase price of US$1,500,000.

Takung Cultural Development (Tianjin) Co., Ltd (“Tianjin Takung”) provides technology development services to Hong Kong Takung and also carries out marketing and promotion activities in mainland China. It is engaged in providing services to its parent company Hong Kong Takung by receiving deposits from and making payments to online artwork traders of Takung for and on behalf of Takung when Shanghai Takung was deregistered. On November 8, 2021, the Management became aware of the suspension of the operation of Tianjin Takung by the local authority. As of May 23 2023, The Company sell Tianjin Takung as mentioned before.

Hong Kong Takung Art Holdings Company Limited (“Takung Art Holdings”) was formed in Hong Kong on July 20, 2018 and operates as a holding company to control an online platform for offering, selling and trading whole piece of artwork. Takung Art Holdings was deregistered on April 29, 2020 due to deregistration of its wholly-owned subsidiary, Art Era Internet Technology (Tianjin) Co., Ltd., on June 18, 2019. As of May 23 2023, The Company sell Takung Art Holdings as mentioned before.

Hong Kong MQ Group Limited (“Hong Kong MQ”) was formed in Hong Kong on November 27, 2018, and is engaged in blockchain and non-fungible tokens (“NFT”) businesses, including consultancy service for NFT launch projects, developing its own NFT marketplace to facilitate users to buy and sell NFTs, as well as development of block chain-based online games. As of May 23 2023, The Company sell Hong Kong MQ as mentioned before.

MQ (Tianjin) Enterprise Management Consulting Co., Ltd. (“Tianjin MQ”) was incorporated in Tianjin, PRC on July 9, 2019 and is a directly wholly owned subsidiary of Hong Kong MQ. It was established as a limited liability company with a registered capital of $100,000 located in the Pilot Free Trade Zone in Tianjin. Tianjin MQ focused on exploring business opportunities and promoting its artwork trading business. Tianjin MQ was deregistered on August 10, 2020 due to the Company streamlining its operation.

Takung Digital Technology Limited (“Takung Digital”) was incorporated in Albany, New York on December 13, 2021 and is a wholly-owned subsidiary of Takung. This entity primarily provides administrative and technical supports for the development of NFT projects.

Takung Exchange Limited (“Takung Exchange”) was incorporated in Wyoming on January 7, 2022 and is wholly owned by Takung. This entity facilitates the business and operation of the new Takung Exchange market.

Metaverse Digital Payment Co., Limited (“Metaverse Digital Payment”) was formed in Hong Kong on January 27, 2022, and is wholly owned by Takung Exchange. This entity is engaged in digital payment service.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States (“U.S. GAAP”).

This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s financial statements are expressed in U.S. dollars.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Actual results could differ materially from those results.

Basis of consolidation

The consolidated financial statements include the financial statements of the Company, and its subsidiaries, Takung Exchange, Takung Digital, and Metaverse Digital Payment. All intercompany transactions and balances have been eliminated on consolidation.

Discontinued operations

The Company has adopted ASC Topic 205 “Presentation of Financial Statements” Subtopic 20-45, in determining whether any of its business component(s) classified as held for sale, disposed of by sale or other than by sale is required to be reported in discontinued operations. In accordance with ASC Topic 205-20-45-1, a discontinued operation may include a component of an entity or a group of components of an entity, or a business or non-profit activity. A disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when any of the following occurs: (1) the component of an entity or group of components of an entity meets the criteria to be classified as held for sale; (2) the component of an entity or group of components of an entity is disposed of by sale; (3) the component of an entity or group of components of an entity is disposed of other than by sale (for example, by abandonment or in a distribution to owners in a spinoff).

For the component disposed of other than by sale in accordance with paragraph 360-10-45-15, the Company adopted ASC Topic 205-20-45-3 and reported the results of operations of the discontinued operations, less applicable income tax expenses or benefits as a separate component in in the statement where net income (loss) is reported for current and all prior periods presented.

As of May 23 2023, The Company’s stockholders approved the proposed sale (the “Disposition”) of our former subsidiaries, Hong Kong MQ Group Limited, Hong Kong Takung Art Company Limited to Fecundity Capital Investment Co., Ltd for a purchase price of US$1,500,000. As of December 31, 2023, the Company had no discontinued operation business remained.

Fair value measurements

The Company applies the provisions of ASC Subtopic 820-10, “Fair Value Measurements”, for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

There were no assets or liabilities measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 as of December 31, 2024 and 2023.

Comprehensive loss

The Company follows the provisions of the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 220 “Reporting Comprehensive Income”, and establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. For the years ended December 31, 2024 and 2023, the Company’s comprehensive income/(loss) includes net profit and foreign currency translation adjustment.

Foreign currency translation and transaction

The functional currency of Metaverse Digital Payment, NFT Limited, Takung Digital and Takung Exchange are in United States Dollar (“USD”).

The reporting currency of the Company is USD.

Transactions in currencies other than the entity’s functional currency are recorded at the rates of exchange prevailing on the date of the transaction. At the end of each reporting period, monetary items denominated in foreign currencies are translated at the rates prevailing at the end of the reporting periods. Exchange differences arising on the settlement of monetary items and on re-translation of monetary items at period-end are included in income statement of the period.

The resulting translation adjustments are reported under accumulated other comprehensive loss in the stockholders’ equity section of the balance sheets.

Cash and cash equivalents

Cash and cash equivalents consist of cash in bank with no restrictions, as well as highly liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less when initially purchased.

Restricted cash

Restricted cash represents the cash deposited by the traders (“buyers and sellers”) into a specific bank account under Metaverse (“the broker’s account”) in order to facilitate the trading shares of the artwork. The buyers are required to have their funds transferred to the broker’s account before the trading take place. Upon the delivery of the shares, the seller will send instructions to the bank, requesting the amount to be transferred to their personal account. After deducting the commission as per Metaverse Payment, the bank will transfer the remainder to the seller’s personal account. Except for instructing the bank to deduct the commission fee, the Company has no right to use any funds in the broker’s account except for instructing the bank to deduct the commission and management fee. Our restricted cash is denominated in USD and the client advance payment balance deposited in Djibouti.

The ending balance of our restricted cash totaling $4,351,692 and $4,306,519 as of December 31, 2024 and 2023, respectively.

Loan receivable

Loan to third parties is presented under current asset of the balance sheets based on the nature and loan period of time.

Prepayment and other current assets, net

Prepayment and other current assets mainly consist of the prepayment for income taxes, maintenance of online trading system, advertising and promotional services, insurances, financial advisory, professional services, rental deposits, as well as other current assets.

Other non-current assets

The Company has no other non-current assets in 2024 and 2023.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment losses. Gains or losses on dispositions of property and equipment are included in operating income or expense. Major additions, renewals and betterments are capitalized, while maintenance and repairs are expensed as incurred. Depreciation and amortization are provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service.

The Company developed systems and solutions for internal use. Certain costs incurred in connection with developing or obtaining internal use software are capitalized. Unamortized capitalized costs are included in computer trading and clearing system, within property and equipment, net in the Consolidated Balance Sheets. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the software of 5 years. Amortization of these costs is included in depreciation and amortization expense in the Consolidated Statements of Operations.

Estimated useful lives are as follows, taking into account the assets’ estimated residual value:

Classification	Estimated useful life
Furniture, fixtures and equipment	5 years
Leasehold improvements	Shorter of the remaining lease terms and the estimated 3 years
Computer trading and clearing system	5 years

Long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When these events occur, the Company assesses the recoverability of these long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the future undiscounted cash flow is less than the carrying amount of the assets, the Company recognizes an impairment equal to the difference between the carrying amount and fair value of these assets.

During 2024, the Company did not record any asset impairments due to the disposal of the subsidiaries, including Tianjin Takung as a result of the loss of control in this entity.

Intangible assets

Intangible assets represent the licensing cost for the trademark registration. For intangible assets with indefinite lives, the Company evaluates intangible assets for impairment at least annually and more often whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. For intangible assets with definite lives, they are amortized over estimated useful lives, and are reviewed annually for impairment. The Company has not recorded impairment of intangible assets as of December 31, 2024 and 2023.

Customer deposits

Customer deposits represent the cash deposited by the traders (“buyers and sellers”) into a specific bank account under Takung (“the broker’s account”) in order to facilitate the trading ownership units of the artwork. The buyers are required to have their funds transferred to the broker’s account before the trading take place.

Advance from customers

Advance from customers represent the cash deposited by the traders into a specific bank account under Takung (“the broker’s account”) in order to facilitate the trading ownership units of the NFT. The traders are required to have their funds transferred to the broker’s account before the trading take place.

Revenue Recognition

The Company generates revenue from its services in connection with the offering and trading of artworks on the Company’s system, primarily consisting of listing fee, trading commission, and management fee.

Effective January 1, 2018, the Company adopted Topic 606 using modified retrospective approach applied to its contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are accounted for and presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with Topic 605.

Under ASC 606, an entity recognizes revenue as the Company satisfies a performance obligation when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the customer.

The Company recognizes revenue when control of the promised services is transferred to the traders and service agents. Revenue is measured at the transaction price, which is based on the amount of consideration that the Company expects to receive in exchange for transferring the promised services to the traders and service agents.

Commission

The Company generates commission fee from non-VIP traders and selected traders.

For non-VIP traders, the commission is calculated based on a percentage of transaction value of artworks when there is purchase and sale of the ownership shares of the artworks. The commission revenue is recognized at a point in time when each purchase and sale transaction is completed.

Revenue by customer type

The following table presents the revenue by customer type for the years ended December 31, 2024, 2023 and 2022:

	For the year ended December 31,
	2024	2023	2022
Non - VIP traders	$740,701	$2,153,515	$3,403,536
Total	$740,701	$2,153,515	$3,403,536

Cost of revenue

The Company’s cost of revenue primarily consists of expenses associated with the delivery of its service. These include expenses related to the operation of the data centers, such as internet service charge.

	For the year ended December 31,
	2024	2023	2022
Internet service charge	$192,048	$556,590	$782,790
Total	$192,048	$556,590	$782,790

Leases

In February 2016, the FASB issued ASU 2016-12, Leases (ASC Topic 842), which amends the leases requirements in ASC Topic 840, Leases. Under the new lease accounting standard, a lessee will be required to recognize a right-of-use asset and lease liability for most leases on the balance sheet. The new standard also modifies the classification criteria and accounting for sales-type and direct financing leases, and enhances the disclosure requirements. Leases will continue to be classified as either finance or operating leases.

The Company determines if an arrangement is a lease at inception. The lease payments under the lease arrangements are fixed. Non-lease components include payments for building management, utilities and property tax. It separates the non-lease components from the lease components to which they relate.

Lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate, because the interest rate implicit in the leases is not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. The lease terms include periods under options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company generally uses the base, non-cancelable, lease term when determining the lease assets and liabilities.

Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted by the U.S. government which included a wide range of tax reform affecting businesses including the corporate tax rates, international tax provisions, tax credits and deduction with majority of the tax provision effective after December 31, 2017. Certain activities conducted in foreign jurisdictions may result in the imposition of U.S. corporate income taxes on Takung when its subsidiaries, controlled foreign corporations (“CFCs”), generate income that is subject to Subpart F or GILTI under the U.S. Internal Revenue Code beginning after December 31, 2017.

The Company accounts for an unrecognized tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the tax authorities. The Company considers and estimates interest and penalties related to the gross unrecognized tax benefits and includes as part of its income tax provision based on the applicable income tax regulations.

The Company’s Hong Kong subsidiary of Metaverse Digital Payment Co., Limited accrued US$335,899 corporate income tax credit for the year ended December 31,2024.

The Company’s Hong Kong subsidiary of Metaverse Digital Payment Co., Limited accrued US$94,947 corporate income tax for the year ended December 31,2023.

Earnings (loss) per share

Basic net income (loss) per share (EPS) is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the year. Diluted income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted-average number of ordinary shares outstanding during the period adjusted to include the effect of potentially dilutive securities. Potentially dilutive securities are excluded from the computation of dilutive EPS in periods in which the effect would be antidilutive (Note 16).

Concentration of risks

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, account receivables. The carrying values of the financial instruments approximate their fair values due to their short-term maturities. The Company places its cash and cash equivalents and restricted cash with financial institutions with high-credit ratings and quality. Account receivables primarily comprise of amounts receivable from the trader customers. With respect to the prepayment to service suppliers, the Company performs on-going credit evaluations of the financial condition of these suppliers. The Company establishes an allowance for doubtful accounts based upon estimates, factors surrounding the credit risk of specific service providers and other information. Actually, the company has no account receivables and advances to vendor for year 2024 and year 2023. Prepayment and other current assets mainly consist of the prepayment for income taxes, maintenance of online trading system, advertising and promotional services, insurances, financial advisory, professional services, rental deposits, as well as other current assets. Loan receivable is loan to third parties which is presented under current asset of the balance sheets based on the nature and loan period of time. JP Morgan bank account of the company in US is covered by FDIC insurance to $250,000 limit. The Central Bank of Djibouti (BCD) regulates the banking sector and has implemented measures to strengthen the financial system, such as increasing capital requirements and improving liquidity ratios. However, there is no specific mention of a formal deposit insurance system that protects depositors in case of bank failures.

Concentration of customers

There were no revenues from customers that individually represent greater than 10% of the total revenues during the years ended December 31, 2024 and 2023.

Concentration of customer deposits

As of December 31, 2024 and 2023, there were no traders that individually accounted for greater than 10% of the Company’s total customer deposits.

Recent accounting pronouncements

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. This ASU requires additional quantitative and qualitative income tax disclosures to enable financial statements users better assess how an entity’s operations and related tax risks and tax planning and operational opportunities affect its tax rate and prospects for future cash flows. This ASU is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. We adopted this guidance effective January 1, 2025 and the adoption of this ASU did not have a material impact on our financial statements.

In November 2024, the FASB issued ASU No. 2024-03, “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures. This ASU requires entities to 1. disclose amounts of (a) purchase of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and, (e) depreciation, depletion, and amortization recognized as part of oil-and gas-producing activities, 2. include certain amounts that are already required to be disclosed under current Generally Accepted Accounting Principles in the same disclosures as other disaggregation requirements, 3. disclose a qualitative description of the amounts remaining in relevant expense captions that are not necessarily disaggregated quantitatively, and 4. disclose the total amount of selling expenses, in annual reporting periods, an entity’s definition of selling expense. The ASU is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Additionally, in January 2025, the FASB issued ASU No. 2025-01 to clarify the effective date of ASU 2024-03. The standard provides guidance to expand disclosures related to the disaggregation of income statement expenses. The standard requires, in the notes to the financial statements, disclosure of specified information about certain costs and expenses which includes purchases of inventory, employee compensation, depreciation, and intangible asset amortization included in each relevant expense caption. This guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, on a retrospective or prospective basis, with early adoption permitted. We plan to adopt this guidance effective January 1, 2027 and we are currently evaluating the impact of adopting this ASU on our financial statements.

Except for the above-mentioned pronouncements, there are no new recently issued accounting standards that will have material impact on our consolidated financial position, statements of operations, and cash flows.

3. INVESTMENTS

The Company adopted ASU 2016-01 on January 1, 2018. This guidance requires us to measure all equity investments that are not accounted for under the equity method or result in consolidation at fair value and recognize any changes in net income. For equity investments with readily determinable and observable fair values, the Company use quoted market prices to determine the fair value of equity securities. For equity investments without readily determinable fair values, the Company have elected the measurement alternative under which the Company measure these investments at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

Equity investments with readily determinable fair values that are not accounted for under the equity method classified as trading are not assessed for impairment, since they are carried at fair value with the change in fair value included in net income. Similarly, prior to the adoption of ASU 2016-01, equity investment classified as trading was not tested for impairment.

Equity investments without readily determinable fair values are reviewed each reporting period to determine whether a significant event or change in circumstances has occurred that may have an adverse effect on the fair value of each investment. When such events or changes occur, the Company assess the fair value compared to cost basis in the investment. The Company also perform this assessment every reporting period for each investment for which cost basis has exceeded the fair value.

For investments in privately-held companies, management’s assessment of fair value is based on valuation methodologies such as discounted cash flows, estimates of revenue and appraisals, as applicable. The Company consider and apply the assumptions that the company believe market participants would use in evaluating estimated future cash flows when utilizing the discounted cash flow or estimates of revenue valuation methodologies. In the event the fair value of an investment declines below our cost basis, management determines if the decline in fair value is other than temporary and records an impairment accordingly.

As of December 31, 2024, the Company’s investment consist of a non-marketable investment in a privately held company incorporated in British Virgin Islands without readily determinable market values. The Company elected the measurement alternative under which the company measured the investment at cost minus impairment with an adjustment to the changes from observable price changes in orderly transactions for the similar investments of the same issuer.

Management determined that the future undiscounted cash flow was less than the carrying cost of the Company’s non-marketable investment and fully recognized an impairment charge of $10,630,120, against the Company’s non-marketable investment.

The carrying value is measured as the total initial cost minus impairment. The carrying value for the Company’s non-marketable investment is nil and summarized below:

	December 31,	December 31,
	2024	2023

Total initial cost	$10,630,120	$10,630,120
Cumulative net gain (loss)	-	-
Provision for impairment	(10,630,120)	(10,630,120)
Total carrying value	$-	$-

For the year ended December 31, 2024 and 2023, the Company did not incur provision for impairment.

4. OTHER CURRENT ASSETS, NET

Other current assets mainly consist of the prepaid tax, the prepaid services for maintenance of online trading system, the advertising and promotional services, prepaid financial advisory and banking services, as well as other current assets.

	December 31, 2024	December 31, 2023
Deposit	$-	$5,557
Other current assets	-	6,829,212
Less: allowance for doubtful accounts	-	-
Subtotal	-	6,834,769
Less: Prepayment and other current assets, net - discontinued operations	-	-
Prepayment and other current assets, net	$-	$6,834,769

Other current assets comprise mainly consideration receivable amounting $6,438,507 with respect to the private placement of 699,838 shares issued to investors. The consideration is fully received in January 2024.

For the years ended December 31, 2024 and 2023, the Company did not provide for allowance for credit loss.

5. ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables as of December 31, 2024 and 2023 consisted of:

	December 31,	December 31,
	2024	2023
Accruals for consulting fees	$-	$649
Payroll payables	1,303,352	1,020,252
Office rental	-	10,000
Other payables	54,612	2,228,418
Subtotal	1,357,964	3,259,319
Less: Accrued expenses and other payables- discontinued operations	-	-
Total accrued expenses and other payables	$1,357,964	$3,259,319

7. INCOME TAXES

Takung was incorporated in the State of Delaware and is therefore subject to United States income tax. Metaverse HK were incorporated in Hong Kong S.A.R. People’s Republic of China and are subject to Hong Kong profits tax.

United States of America

The Coronavirus Aid, Relief and Economy Security (CARES) Act (“the CARES Act, H.R. 748”) was signed into law on 27 March 2020. The CARES Act temporarily eliminates the 80% taxable income limitation (as enacted under the Tax Cuts and Jobs Act of 2017) for NOL deductions for 2018-2020 tax years and reinstated NOL carrybacks for the 2018-2020 tax years. Moreover, the CARES Act also temporarily increases the business interest deduction limitations from 30% to 50% of adjusted taxable income for the 2019 and 2020 taxable year. Lastly, the Tax Act technical correction classifies qualified improvement property as 15-year recovery period, allowing the bonus depreciation deduction to be claimed for such property retroactively as if it was included in the Tax Act at the time of enactment. The Company does not anticipate a material impact on its financial statements as of December 31, 2020 due to the recent enactment.

As of December 31, 2024 and 2023, the Company in the United States had $4,381 and $16,778,535 in net operating loss carry forwards available to offset future taxable income, respectively. For net operating losses arising after December 31, 2017, the Tax Act limits the Company’s ability to utilize NOL carryforwards to 80% of taxable income and carryforward the NOL indefinitely. NOLs generated prior to January 1, 2018 will not be subject to the taxable income limitation and will begin to expire in 2033 if not utilized.

Hong Kong

Two-tier Profits Tax Rates

The two-tier profits tax rates system was introduced under the Inland Revenue (Amendment)(No.3) Ordinance 2018 (“the Ordinance”) of Hong Kong became effective for the assessment year 2018/2019. Under the two-tier profit tax rates regime, the profits tax rate for the first HKD 2 million (approximately $257,311) of assessable profits of a corporation will be subject to the lowered tax rate, 8.25% while the remaining assessable profits will be subject to the legacy tax rate, 16.5%. The Ordinance only allows one entity within a group of “connected entities” is eligible for the two-tier tax rate benefit. An entity is a connected entity of another entity if (1) one of them has control over the other; (2) both of them are under the control (more than 50% of the issued share capital) of the same entity; (3) in the case of the first entity being a natural person carrying on a sole proprietorship business-the other entity is the same person carrying on another sole proprietorship business. Since Metaverse HK are wholly owned and under the control of NFT limited, these entities are connected entities. Under the Ordinance, it is an entity’s election to nominate the entity that will be subject to the two-tier profits tax rates on its profits tax return. The election is irrevocable. The Company elected Metaverse HK to be subject to the two-tier profits tax rates.

The provision for current income and deferred taxes of Metaverse HK has been calculated by applying the new tax rate of 8.25%.

As of December 31, 2024 and 2023, the Company’s subsidiaries in Hong Kong did not have any in net operating loss carry forwards available to offset future taxable income, respectively.

The income tax (credit)/expense was $(335,748), $94,947, $255,805 for the years ended December 31, 2024, 2023 and 2022, respectively, related primarily to the Company’s subsidiaries located outside of the U.S.

The income tax provision consists of the following components:

	For the year ended December 31, 2024	For the year ended December 31, 2023	For the year ended December 31, 2022
Current:
Federal	$-	$-	$-
State	-	-	-
Foreign	(335,748)	94,947	255,805
Total current income tax (credit)/expenses, continuing operations	(335,748)	94,947	255,805
Current income tax expenses, discontinued operations	-	-	-
Total current	$(335,748)	$94,947	$255,805

Deferred:
Federal	$-	$-	$-
State	-	-	-
Foreign	-	-	-
Total deferred income tax expenses, continuing operations	-	-	-
Deferred income tax expenses, discontinued operations	-	-	-
Total deferred	$-	$-	$-
Total income tax (credit)/expense	$(335,748)	$94,947	$255805

A reconciliation between the Company’s actual provision for income taxes is as follow:

Continuing operations

The effective tax rate for the continuing operations was (5.6)%, (5.90)% and (2.6)% for the years ended December 31, 2024, 2023 and 2022, respectively.

	For the year ended December 31, 2024	For the year ended December 31, 2023	For the year ended December 31, 2022
Profit/(Loss) before income tax expense	$5,960,767	$(1,610,047)	$(9,385,293)
Computed tax benefit with statutory tax rate	983,527	(338,110)	(1,970,912)
Over provision of current taxation in respect of prior year	(350,590)	-	-
Impact of different tax rates in other jurisdictions	(954,146)	(52,799)	(96,669)
Impact of preferred tax rate	(14,854)	-	-
Changes in valuation allowance	315	485,856	2,323,386
Total income tax expense	$(335,748)	$94,947	$255,805

Discontinued operations

The effective tax rate for the discontinued operations was 0.0%, 0.0% and 0.0% for the years ended December 31, 2024, 2023 and 2022, respectively.

	For the year ended December 31, 2024	For the year ended December 31, 2023	For the year ended December 31, 2022
Loss before income tax expense	$-	$(21,946)	$(712,414)
Computed tax benefit with statutory tax rate	-	(4,608)	(149,606)
Impact of different tax rates in other jurisdictions	-	(988)	(32,059)
Effect of preferred tax rate	-	3,621	117,548
Changes in valuation allowance	-	1,975	64,117
Total income tax expense	$-	$-	$-

The approximate tax effects of temporary differences, which give rise to the deferred tax assets and liabilities are as follows:

Continuing operations

	As of December 31,	As of December 31,
	2024	2023
Deferred tax assets
Tax loss carried forward	$8,192	$6,694
Provision for impairment loss	-	-
Unvested restricted shares	-	-
Total deferred tax assets	1,720	1,405
Less: valuation allowance	(1,720)	(1,405)
Total deferred tax assets, net of valuation allowance	-	-

Deferred tax liabilities
Total Deferred tax liabilities	$-	$-
Deferred tax assets, net of valuation allowance and deferred tax liabilities	$-	$-

Discontinued operations

	As of December 31,	As of December 31,
	2024	2023
Deferred tax assets
Tax loss carried forward	$-	$-
Provision for doubtful accounts	-	-
PPE, due to difference in depreciation	`-	-
Total deferred tax assets	-	-
Less: valuation allowance	-	-
Total deferred tax assets, net of valuation allowance	-	-

Deferred tax liabilities
Total Deferred tax liabilities	$-	$-
Deferred tax assets, net of valuation allowance and deferred tax liabilities	$-	$-

Uncertain tax positions

The reconciliation of the beginning and ending amount of liabilities associated with uncertain tax positions is as follows:

	December 31, 2024	December 31, 2023
Uncertain tax liabilities, beginning of period, discontinued operations	$-	$-
Additions for tax position of current period	-	-
Settlements with tax authority during current year	-	-
Uncertain tax liabilities, end of period, discontinued operations	$-	$-

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by the respective jurisdictions, where applicable. The statute of limitations for the tax returns varies by jurisdictions.

The amounts of uncertain tax liabilities listed above are based on the recognition and measurement criteria of ASC Topic 740, and the balance is presented as current liability in the consolidated financial statements as of December 31, 2024 and 2023. The Company anticipated that the settlements with the taxing authority are remitted within one year.

Our policy is to include interest and penalty charges related to uncertain tax liabilities as necessary in the provision for income taxes. The Company has a liability for accrued interest of $nil as of December 31, 2024 and 2023, respectively.

Our subsidiary, Metaverse Digital Payment Co., Limited incurred corporate income tax payable of $21,139 during the year of 2024. The Company does not expect the position of uncertain tax liabilities will significantly fluctuate within the next twelve months.

The statute of limitations for the Internal Revenue Services to assess the income tax returns on a taxpayer expires three years from the due date of the profits tax return or the date on which it was filed, whichever is later.

In accordance with the Hong Kong profits tax regulations, a tax assessment by the IRD may be initiated within six years after the relevant year of assessment, but extendable to 10 years in the case of potential willful underpayment or evasion.

In accordance with PRC Tax Administration Law on the Levying and Collection of Taxes, the PRC tax authorities generally have up to five years to assess underpaid tax plus penalties and interest for PRC entities’ tax filings. In the case of tax evasion, which is not clearly defined in the law, there is no limitation on the tax years open for investigation. Accordingly, the PRC entities remain subject to examination by the tax authorities based on the above.

8. GAIN ON DISPOSAL OF SUBSIDIARIES

On November 1, 2022, pursuant to the disposition agreement, Takung Art Co., Ltd., Hong Kong Takung Art Company Limited (“Hong Kong Takung”) and Hong Kong MQ Group Limited (“Hong Kong MQ”, together with Hong Kong Takung, the “Targets”), the Company’s wholly owned subsidiaries, and Fecundity Capital Investment Co., Ltd. (the “Purchaser”), entered into a certain share purchase agreement (the “Disposition SPA”). Pursuant to the Disposition SPA, the Purchaser agreed to purchase the Targets in exchange for cash consideration of $1,500,000 (the “Purchase Price”). Upon the closing of the transaction (the “Disposition”) contemplated by the Disposition SPA, the legacy business is no longer with the Company after June 30, 2023.

Net assets of the entities disposed and loss on disposal was as follows

	Hong Kong Takung	Hong Kong MQ	Total

Total assets	$3,593,849	$-	$3,593,849

Total liabilities	8,662,466	623,596	9,286,062

Total net liabilities	(5,068,617)	(623,596)	(5,692,213)

Total accumulated other comprehensive income	166,210	73,553	239,763

Loss from discontinued operations	6,555	15,391	21,946

Subtotal	(4,895,852)	(534,652)	(5,430,504)

Total consideration			1,500,000

Total gain on disposal of subsidiaries			$6,930,504

9. LEASES

The Company has operating leases for its office facilities. The Company’s leases have remaining terms of less than one year. Leases with an initial term of 12 months or less are not recorded on the balance sheet; the Company recognizes lease expense for these leases on a straight-line basis over the lease term.

The operating lease expense, including one lease arrangements, for the year ended December 31, 2024 and 2023 was as follows:

		For the year ended	For the year ended	For the year ended
Lease Cost	Classification	December 31, 2024	December 31, 2023	December 31, 2022
Operating lease cost	Cost of revenue, general and administrative expenses	$10,000	$10,000	$62,364

Total lease cost		$10,000	$10,000	62,364
Operating lease cost-discontinued operations	Cost of revenue, general and administrative expenses	-	-	(62,364)
Total lease cost		$10,000	$10,000	$-

14. COMMITMENTS AND CONTINGENCIES

Capital Commitments

As of December 31, 2024 and 2023, the Company had no capital commitments.

Contingencies

As of December 31, 2024 and through the issuance date of the consolidated financial statements included in this Form 20-F, the Company does not have any other significant indemnification claims.

10. Warrant liabilities

On November 2, 2023, NFT Ltd issued 699,838 units of warrants to PIPE investors/shareholders. The warrants entitle the holder to purchase one share of our common stock at an exercise price equal to $0.207 per share at any time on or after November 2, 2023, and on or prior to the close of business on November 2, 2028.

The Company determined that these warrants are free-standing financial instruments that are legally detachable and separately exercisable from the common stock included in the public share offering. Management also determined that the warrants are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480 “Distinguishing Liabilities from Equity”. The Company had no plans to consummate a fundamental transaction and did not believe a fundamental transaction was likely to occur during the remaining term of the outstanding warrants. In accordance with the accounting guidance, the outstanding warrants were recognized as a warrant liability on the balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the consolidated statement of income.

The fair value of the warrant liabilities presented below were measured using a BSM valuation model on December 31, 2024.

The November Warrant holders exercised all of the November Warrants on a cashless basis on June 6, 2024, and the Company issued 489,880 Class A ordinary shares from the authorized Class A ordinary shares of the Company on June 6, 2024. At the reporting date of December 31, 2024, all November Warrants have been fully exercised.

The fair value of the warrant liabilities presented below were measured using a BSM valuation methodology. Significant inputs into the respective model at the inception, de-recognition and reporting period measurement dates are summarized as follows:

		Period Ended	Expiration Date
Valuation Assumption	Issuance Date	Jun 6, 2024	Nov 2, 2028

Exercise Price	0.207	0.207	0.207
Warrant Expiration date	Nov 2, 2028	Nov 2, 2028	Nov 2, 2028
Stock Price	0.13	0.11	-
Interest Rate (Annual)	4.65%	4.29%	-
Volatility (Annual)	100.54%	159.04%	-
Time to Maturity (Years)	5	4.41	Expired
Calculated Value per Share	0.09	0.10	-

Notes

1.	Exercise price Based on the terms provided in the warrant agreement to purchase common stock of NFT Ltd. dated November 2, 2023.

2.	Warrant expiration date Based on the terms provided in the warrant agreement to purchase common stock of NFT Ltd. dated November 2, 2023.

3.	Stock price Closed price quoted from NASDAQ https://www.nasdaq.com/market-activity/stocks/sos/historical

4.	Interest rate per annual Interest rate for U.S. Treasury Bonds, as of each presented period ending date, as published by the U.S. Federal Reserve: https://www.treasury.gov/resource-center/data-chart-center/interest-rates/pages/TextView.aspx?data=yieldYear&year=2020

5.	Volatility Based on the historical daily volatility of NFT Ltd as of each presented period ending date.

(1)	Exercise of warrants for gross proceeds of NIL and a warrant liability fair market value of NIL as of the exercise date.

(2)	Expiration of Warrants on November 2, 2028.

(3)	The warrant liabilities are considered Level 3 liabilities on the fair value hierarchy as the determination of fair value includes various assumptions about of future activities and the Company’s stock prices and historical volatility as inputs. During the year ending December 31, 2024, the warrants have been exercised.

Warrant liabilities Fair value at initial measurement	Warrant outstanding	Fair value per share	Fair value
		$	$
November 2, 2023	*699,838	4.50	$3,235,357
Loss on change of fair value of warrant liabilities	-	-	1,736,512
Fair value as of period ended Dec 31, 2023	699,838	7.1043	4,971,869
Gain on change of fair value of warrant liabilities			(1,602,503)
Fair value of period ended June 6, 2024 Cashless exercise of 489,880	699,838	4.814	3,369,366
At reporting date on June 30, 2024 de-recognition of 699,838	(699,838)	4.814	(3,369,366)
Fair value for the period ended June 30, 2024			-

*	All shares and per share data have been retroactively restated to reflect reverse stock split effected on April 12, 2024 onwards

Prior to the reverse stock split on April 12, 2024, there were 34,991,886 Class A ordinary shares underlying the November Warrants; following the reverse split, the number was reduced to 699,838 Class A ordinary shares underlying the November Warrants.

On January 10, 2024, the Company entered into certain securities purchase agreement (the “January SPA”) with certain investors, pursuant to which the Company agreed to sell an aggregate of 1,399,675 units, each unit consisting of one Class A ordinary share of the Company, and a warrant to purchase one Share with an initial exercise price of $13.8 per share (the “January Warrant”), at a price of $11.05 per unit, for an aggregate purchase price of approximately $15.47 million. On February 2, 2024, the transaction contemplated by the January SPA consummated when all the closing conditions of the January SPA have been satisfied, and the Company issued the units to the Purchasers pursuant to the January SPA. On July 9, 2024, 1,399,675 warrant shares were fully exercised.

The fair value of the warrant liabilities presented below were measured using a BSM valuation model. Significant inputs into the respective model at the inception and reporting period measurement dates are summarized as follows:

		Period Ended	Expiration Date
Valuation Assumption	Issuance Date	July 9, 2024	Nov 2, 2028

Exercise Price	0.276	0.276	0.276
Warrant Expiration date	Feb 2, 2029	Feb 2, 2029	Feb 2, 2029
Stock Price	0.18	0.10	-
Interest Rate (Annual)	3.99%	4.24%	-
Volatility (Annual)	152.48%	158.8%	-
Time to Maturity (Years)	5	4.57	Expired
Calculated Value per Share	0.16	0.09	-

Notes

1.	Exercise price Based on the terms provided in the warrant agreement to purchase common stock of NFT Ltd. dated February 2, 2024.

2.	Warrant expiration date Based on the terms provided in the warrant agreement to purchase common stock of NFT Ltd. dated February 2, 2024.

3.	Stock price Closed price quoted from NASDAQ https://www.nasdaq.com/market-activity/stocks/sos/historical

4.	Interest rate per annual Interest rate for U.S. Treasury Bonds, as of each presented period ending date, as published by the U.S. Federal Reserve: https://www.treasury.gov/resource-center/data-chart-center/interest-rates/pages/TextView.aspx?data=yieldYear&year=2024

5.	Volatility Based on the historical daily volatility of NFT Ltd as of each presented period ending date.

(1)	Exercise of warrants for gross proceeds of NIL and a warrant liability fair market value of NIL as of the exercise date.

(2)	Expiration of Warrants on February 2, 2029.

(3)	The warrant liabilities are considered Level 3 liabilities on the fair value hierarchy as the determination of fair value includes various assumptions about of future activities and the Company’s stock prices and historical volatility as inputs.

Warrant liabilities Fair value at initial measurement	Warrant outstanding	Fair value per share	Fair value

February 2, 2024	*1,399,675	$8.12	$11,367,911
Loss on change of fair value of warrant liabilities	-	-	(5,036,413)
De-recognition due to cashless exercise on July 9, 2024	(1,399,675)	4.52	(6,331,498)
Fair value as of period ended December 31, 2024			0

*	All shares and per share data have been retroactively restated to reflect reverse stock split effected on April 12, 2024, onwards

Prior to the reverse stock split on April 12, 2024, there were 69,983,770 Class A ordinary shares underlying the January Warrants; following the reverse split, the number was reduced to 1,399,675 Class A ordinary shares underlying the January Warrants.

11. NET PROFIT/LOSS PER SHARE

The computation of the Company’s basic and diluted net profit/(loss) per share is as follows:

	For the year ended December 31, 2024	For the year ended December 31, 2023	For the year ended December 31, 2022
Numerator:
Net profit/(loss)-continuing operations	$6,296,515	$(1,704,994)	$(9,641,098)
Net profit/(loss) - discontinued operations	-	6,908,558	(712,414)
Total net profit/(loss)	6,296,515	5,203,564	(10,353,512)

Denominator:
Weighted-average shares outstanding-Basic	4,104,283	654,419	495,877
Stock options and restricted shares	-	588,767	-
Weighted-average shares outstanding-Diluted	4,104,283	1,243,186	495,877
Loss per share-continuing operations
-Basic	$1.53	$(2.61)	$(19.44)
-Diluted	$1.53	$(2.61)	$(19.44)

Profit/(Loss) per share-discontinued operations
-Basic	$-	$10.56	$(1.44)
-Diluted	$-	$5.56	$(1.44)

Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

As of December 31, 2024, there were no outstanding stock options and no other securities that would potentially be converted to additional ordinary shares that would have been outstanding if the dilutive potential ordinary shares had been issued were excluded from the calculation of diluted net loss per share.

As disclosed on NFT Limited’s (the “Company”) Current Report on Form 6-K (the “Form 6-K”) filed on January 10, 2024, NFT Limited (the “Company”) entered into certain securities purchase agreement (the “SPA”) with certain “non-U.S. Persons” (the “Purchasers”) as defined in Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to which the Company agreed to sell an aggregate of 69,983,770 units (the “Units”), each Unit consisting of one Class A ordinary share of the Company, par value $0.0001 per share (“Share”) and a warrant to purchase one Share (“Warrant”) with an initial exercise price of $0.276 per Share, at a price of $0.221 per Unit, for an aggregate purchase price of approximately $15.47 million (the “Offering”).

12. SHAREHOLDERS’ EQUITY

Share Options:

There was no share options granted during the year of 2024 and no share options were forfeited nor exercised in the year ended December 31, 2024.

13. SUBSEQUENT EVENT

The Company evaluated all events and transactions from December 31, 2024 up to report date, which is the date that these consolidated financial statements are available to be issued. There are no material subsequent events that require disclosure in these consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s M&A may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our M&A requires us to indemnify our officers and directors for actions, costs, charges, losses, damages and expenses (“Indemnified Losses”) incurred in their capacities as such unless such Indemnified Losses arise from fraud or dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

On May 28, 2021, the Company entered into a Securities Purchase Agreement with a company incorporated in British Virgin Islands (“BVI entity”). In exchange for an aggregate amount of 86,560 shares of common stock of the BVI entity, the Company shall remit $500,000 in cash and issue 572,000 restricted shares of the Company to the BVI entity. On August 21, 2021, both parties entered into an Amendment to Securities Purchase Agreement and the number of restricted shares of the Company to be issued to the BVI entity was increased to 1,558,480. The Company remitted the cash payment of $500,000 to the BVI entity on August 20, 2021. On September 9, 2021, an aggregate amount of 1,558,480 restricted shares at a price of $6.5 was issued to the BVI entity. The Company recognized the carrying amount of this equity investment, $10,630,120, in noncurrent asset.

On July 12, 2021, pursuant to the terms of that certain Securities Purchase Agreement dated July 8, 2021, the Company sold 571,429 shares of its common stock, to an institutional investor at a price of $8.75 per share, for gross proceeds of $5,000,000 before deducting the placement agent fee and offering expenses.

On March 9, 2022, the Company entered into certain securities purchase agreement, dated February 23, 2022, as amended on March 9, 2022, with certain purchasers who are “non-U.S. Persons” as defined in Regulation S of the Securities Act of 1933, as amended. Pursuant to the securities purchase agreement, the Company agreed to issue 10,238,910 units for a per unit price of $2.93. Each unit consists of one share of the common stock of the Company, par value $0.0001 per share and a warrant to purchase three shares of common stock. The transaction contemplated by the securities purchase agreement was closed on April 14, 2022.

On June 27, 2022, the Company entered into certain securities purchase agreement with certain purchasers who are “non-U.S. Persons” as defined in Regulation S of the Securities Act of 1933, as amended, as amended on July 27, 2022, pursuant to which the Company agreed to sell 10,380,623 units, each unit consisting of one share of the common stock of the Company, par value $0.0001 per share (the “Common Stock”) and a warrant to purchase two shares of Common Stock (the “Warrant”). The purchase price of each Unit was $2.89. The gross proceeds to the Company from this offering will be approximately $30 million. Upon further discussion among the parties, on August 24, 2022, the termination date of the Warrant has been amended from five (5) years to one and a half (1.5) years, and the exercise price for each Warrant has been amended from $3.6125 to $2.375. The transaction contemplated by the securities purchase agreement was closed on September 13, 2022.

On November 2, 2023, the Company entered into certain securities purchase agreement with certain “non-U.S. Persons” as defined in Regulation S of the Securities Act of 1933, as amended pursuant to which the Company agreed to sell an aggregate of 34,991,886 units, each unit consisting of one Class A ordinary share of the Company, par value $0.0001 per share and a warrant to purchase one share with an initial exercise price of $0.207 per Share, at a price of $0.184 per unit, for an aggregate purchase price of approximately $6.43 million. The net proceeds of this offering shall be used by the Company for working capital and general corporate purposes.

The Company entered into certain securities purchase agreement on January 10, 2024 with certain “non-U.S. Persons” as defined in Regulation S of the Securities Act of 1933, as amended, pursuant to which the Company agreed to sell an aggregate of 69,983,770 units, each unit consisting of one Class A Ordinary Share of the Company, par value $0.0001 per share and a warrant to purchase one share with an initial exercise price of $0.276 per Share, at a price of $0.221 per unit, for an aggregate purchase price of approximately $15.47 million, subject to various conditions to closing. On February 2, 2024, the transaction contemplated by the securities purchase agreement consummated when all the closing conditions of the securities purchase agreement have been satisfied and the Company issued the units to these purchasers pursuant to the securities purchase agreement.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-7 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(34 That for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on August 15, 2025.

NFT LIMITED

By:	/s/ Kuangtao Wang
Kuangtao Wang
Chief Executive Officer and Chairman
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kuangtao Wang	Chief Executive Officer and Chairman	August 15, 2025
Name: Kuangtao Wang	(Principal Executive Officer)

/s/ Jianguang Qian	Chief Financial Officer	August 15, 2025
Name: Jianguang Qian	(Principal Accounting and Financial Officer)

/s/ Doug Buerger	Director	August 15, 2025
Name: Doug Buerger

/s/ Guisuo Lu	Director	August 15, 2025
Name: Guisuo Lu

/s/ Ronggang (Jonathan) Zhang	Director	August 15, 2025
Name: Ronggang (Jonathan) Zhang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on August 15, 2025.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director Puglisi & Associates

NFT LIMITED

EXHIBIT INDEX

Item 9. Exhibits

Exhibit No.	Description
3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 1.1 of the Company’s Annual Report on Form 20-F filed on April 30, 2025)
4.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed on May 7, 2025)
4.2	Form of Convertible Note (incorporated by reference to Exhibit 99.2 of the Company’s Report on Form 6-K filed on May 7, 2025)
4.3	Form of Amendment to Securities Purchase Agreement (incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed on June 3, 2025)
4.4	Form of Amended and Restated Convertible Promissory Note (incorporated by reference to Exhibit 99.2 of the Company’s Report on Form 6-K filed on June 3, 2025)
8.1	Subsidiaries of NFT Limited (incorporated by reference to Exhibit 8.1 of the Company’s Annual Report on Form 20-F filed on May 16, 2024)
5.1***	Opinion of Conyers Dill & Pearman LLP
23.1*	Consent of Assentsure PAC
23.2***	Consent of Conyers Dill & Pearman LLP (included in Exhibit 5.1)
23.3*	Consent of Hebei Meidong Law Firm
24.1	Power of Attorney (included on signature page of this registration statement)
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107***	Filing Fee Table

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.